As filed with the Securities and Exchange Commission on July 8, 2008.
Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRUPO TELEVISA, S.A.B.
(Exact name of Registrant as specified in its charter)
N/A
(Translation of Registrant’s name into English)

United Mexican States	4833	None
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 México, D.F. México
(52) (55) 5261-2000
(Address and telephone number of registrant’s principal executive offices)

Donald J. Puglisi
Puglisi and Associates
850 Library Avenue, Suite 804
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Kenneth Rosh, Esq.	Joaquín Balcárcel Santa Cruz
Fried, Frank, Harris, Shriver & Jacobson LLP	Grupo Televisa, S.A.B
One New York Plaza	Av. Vasco de Quiroga No. 2000
New York, New York 10004-1980	Colonia Santa Fe
(212) 859-8000	01210 Mexico, D.F. Mexico
(52) (55) 5261-2000

     Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price (1)	Fee (1)
6.0% Senior Exchange Notes due 2018	$500,000,000	100%	$500,000,000	$19,650

(1)	The notes being registered are being offered (i) in exchange for 6.0% Senior Notes due 2018 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee, which was previously wired to the Securities and Exchange Commission, was computed based on the face value of the 6.0% Senior Notes due 2018 solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2008
PROSPECTUS
Grupo Televisa, S.A.B.
Offer to exchange all of our outstanding unregistered
U.S.$500,000,000 6.0% Senior Notes due 2018
for
U.S.$500,000,000 6.0% Senior Exchange Notes due 2018
which have been registered under the Securities Act of 1933
Material Terms of the Exchange Offer

• We are offering to exchange the notes that we sold previously in a private offering for new registered notes.	• You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.
•    The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.

•   The exchange offer will expire at 5:00 p.m., New York City time, on         , 2008, unless we extend it.

•   We will exchange all old notes that are validly tendered and not validly withdrawn.

• Application will be made to list the new notes on the Luxembourg Stock Exchange. • We will not receive any proceeds from the exchange offer.

• We will pay the expenses of the exchange offer. • No dealer-manager is being used in connection with the exchange offer.

• The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.
     You should carefully review “Risk Factors” beginning on page 17 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July     , 2008.

i

     We will apply to list the new notes on the Luxembourg Stock Exchange.
     THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE NATIONAL BANKING AND SECURITIES COMMISSION (THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). AS REQUIRED UNDER THE MEXICAN SECURITIES MARKET LAW, WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE NOTES BY AN INVESTOR OF MEXICAN NATIONALITY WILL BE MADE UNDER ITS OWN RESPONSIBILITY.
     We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted, and will not accept surrenders for exchange from holders in any such jurisdiction.
INCORPORATION BY REFERENCE
     The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:
•	our annual report on Form 20-F for the fiscal year ended December 31, 2007, dated June 25, 2008 (SEC File No. 001-12610), which we refer to in this prospectus as the “2007 Form 20-F”;

•	our Forms 6-K, which we submitted to the SEC on April 29, 2008 and June 11, 2008, which discuss our results for the quarter ended March 31, 2008; and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.
     You may request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent at the address listed on the back cover of this prospectus or by writing or calling us at the following address and phone number:
Investor Relations
Grupo Televisa, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
México, D.F., México
(52) (55) 5261-2000
     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

ii

LIMITATION OF LIABILITY
     Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons”.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in periodic reports to the SEC on Form 6-K, in annual report to stockholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of these forward-looking statements include, but are not limited to:
•	projections of operating revenues, net income (loss), net income (loss) per CPO/share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

•	our current and future plans regarding our online and wireless content division, Televisa Digital;

•	statements concerning our current and future plans regarding our investment in the Spanish television channel Gestora de Inversiones Audiovisuales La Sexta, S.A., or La Sexta;

•	statements concerning our current and future plans regarding our gaming business;

•	statements concerning our current and future plans regarding the introduction of fixed telephony service by Empresas Cablevisión, S.A.B. de C.V., or Cablevisión;

•	statements concerning our transactions with and/or litigation involving Univision Communications, Inc., or Univision;

•	statements concerning our series of transactions with the DIRECTV Group, Inc., or DIRECTV, and News Corporation, or News Corp.;

•	statements concerning our transactions with NBC Universal’s Telemundo Communications Group, or Telemundo;

•	statements concerning our plans to build and launch a new transponder satellite;

•	statements about our acquisition of Editorial Atlántida, S.A., or Editorial Atlántida;

•	statements about our recent acquisition of shares of companies owning the majority of the assets of Bestel, S.A. de C.V., or Bestel;

•	statements about our future economic performance or statements concerning general economic, political or social conditions in the United Mexican States, or Mexico, or other countries in which we operate or have investments; and

•	statements or assumptions underlying these statements.
     Words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “target”, “estimate”, “project”, “predict”, “forecast”, “guideline”, “may”, “should” and similar words and expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.
     Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in these forward-looking statements. These factors, some of which are discussed under “Item 3 — Key Information — Risk Factors”, in our Form 20-F for the year ended December 31, 2007, herein incorporated by reference, include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.
     Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information, future developments or other factors.

iii

PROSPECTUS SUMMARY
     You should read the following summary together with the information set forth under the heading “Risk Factors” and in our audited year-end financial statements and the accompanying notes, which are included in the 2007 Form 20-F and which are incorporated herein by reference. All references to “Televisa”, “we”, “us” and words of similar effect refer to Grupo Televisa, S.A.B., and, unless the context requires otherwise, its restricted and unrestricted consolidated subsidiaries. References to “Innova” or, for segment reporting purposes, “Sky” refer to Innova, S. de R.L. de C.V. Unless otherwise indicated, all Peso information is stated in Pesos in purchasing power as of December 31, 2007.
Our Company
     Grupo Televisa, S.A.B., is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. We operate broadcast channels in Mexico and complement our network coverage through affiliated stations throughout the country. In 2007 our broadcast television channels had an average sign-on to sign-off audience share of 70.9%. We produce pay television channels with national and international feeds, which reach subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific. We export our programs and formats to television networks around the world. In 2007, we exported 60,308 hours of programming to over 60 countries. We distribute our content in the United States through Univision.
     We believe we are the most important Spanish-language magazine publisher in the world, as measured by circulation, with an annual circulation of approximately 165 million magazines publishing 92 titles in more than 20 countries.
     We own 58.7% of Sky, a direct-to-home, or DTH, satellite television provider in Mexico. We are also a shareholder in three Mexican cable companies, Cablevisión, Televisión Internacional, S.A. de C.V., or TVI, and Cablemás, S.A. de C.V., or Cablemás.
     We also own Esmas.com, one of the leading digital entertainment web portals in Latin America, a gaming business which includes bingo parlors and a nationwide lottery, a 50% stake in a radio company that reaches 70% of the Mexican population, a feature film production and distribution company, soccer teams and a stadium in Mexico.
     We also own an unconsolidated equity stake in La Sexta, a free-to-air television channel in Spain, and in Operadora de Centros de Espectáculos, S.A. de C.V., or OCESA, one of the leading live entertainment companies in Mexico.
Our Strategy
     We intend to leverage our position as the largest media company in the Spanish-speaking world to continue expanding our business while maintaining profitability and financial discipline. We intend to do so by maintaining our leading position in the Mexican television market, by continuing to produce high quality programming and by improving our sales and marketing efforts while maintaining high operating margins. By leveraging all our business segments and capitalizing on their synergies to extract maximum value from our content, we also intend to continue expanding our pay-TV networks business, increasing our international programming sales worldwide and strengthening our position in the growing U.S.-Hispanic market. We also intend to continue developing Sky, our DTH platform, strengthen our position in the cable and telecommunications industry, continue developing our publishing business and become an important player in the gaming industry. We intend to continue to expand our business by developing new business initiatives and/or through business acquisitions and investments in Mexico, the United States and elsewhere.
     We aim to continue producing the type of high quality television programming that has propelled many of our programs to the top of the national ratings and audience share in Mexico. In 2006 and 2007, our networks aired 84% and 73%, respectively, of the 200 most-watched television programs in Mexico, according to the Mexican subsidiary of the Brazilian Institute of Statistics and Public Opinion, or Instituto Brasileño de Opinión Pública y Estadística, or IBOPE Mexico. We have launched a number of initiatives in creative development, program scheduling and on-air promotion. These initiatives include improved production of our highly rated telenovelas, new comedy and game show formats and the development of reality shows and new series. We have improved our scheduling to be better aligned with viewer habits by demographic segment while improving viewer retention through more dynamic on-air graphics and pacing. We have enhanced tune-in promotion both in terms of creative content and strategic placement. In addition, we plan to continue expanding and leveraging our exclusive Spanish-language video library, exclusive rights to soccer games and other events, as well as cultural, musical and show business productions.
     As a result of the strategic alliance agreement entered into with Telemundo, we will distribute Telemundo content in Mexico on an exclusive basis across multiple platforms including broadcast television, pay television and our emerging digital platforms. In April 2008, we began broadcasting more than 1,000 hours of Telemundo’s original programming on Channel 9. In addition, later this year we will distribute, via Sky and Cablevisión, a new pay television channel in Mexico produced by Telemundo principally featuring Telemundo branded content.
     We believe that Ku-band DTH satellite services offer an enhanced opportunity for expansion of pay television services into cable households seeking to upgrade reception of our broadcasting and in areas not currently serviced by operators of cable or multi-channel, multi-point distribution services. We own a 58.7% interest in Innova, or Sky, our joint venture with DIRECTV. Innova is a DTH company in Mexico, with approximately 1,585,100 subscribers, of which 103,100 were commercial subscribers as of December 31, 2007.
     In December 2007, Innova and Sky Brasil Servicos Ltda., or Sky Brasil, reached an agreement with Intelsat Corporation and Intelsat LLC, to build and launch a new 24-transponder satellite, IS-16, for which service will be dedicated to Sky and Sky Brasil over the satellite’s estimated 15-year life. The satellite will provide back up for both platforms, and will also double Sky’s current capacity. Innova plans to use this extra capacity for High Definition, or HD, and other value-added services. The satellite will be manufactured by Orbital Sciences Corporation and is expected to launch in the fourth quarter of 2009.

     Through our 14 pay-TV brands and 31 national and international feeds, we reached more than 18.2 million subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific in 2007. Our pay-TV channels include three music, four movie, and seven variety and entertainment channels. Through TuTV, our joint venture with Univision, we distribute five pay-TV channels within the United States. These channels, whose content includes film, music and lifestyle programming, reached more than 1.8 million households in 2007.
     With a subscriber base of over 496,500 and 551,400 basic subscribers (all of which were digital subscribers), as of December 31, 2006 and 2007, respectively, and over 1.56 million homes passed as of December 31, 2007, Cablevisión, the Mexico City cable system in which we own a 51% interest, is one of the most important cable television operators in Mexico.
     Cablevisión has introduced a variety of new multimedia communications services over the past few years, such as interactive television and other enhanced program services, including high-speed internet access through cable modem as well as internet protocol, or IP, telephony. As of December 31, 2007, Cablevisión had 146,000 cable modem customers compared to 96,000 at December 31, 2006. The growth we have experienced in Cablevisión has been driven primarily by the conversion of our system from analog to digital format. Accordingly, Cablevisión has concluded its plan to switch its analog subscriber base to the digital service. In addition, Cablevisión introduced video on demand services and, in May 2007 received governmental approval to introduce telephony services. On July 2, 2007, Cablevisión began to offer IP telephony services in certain areas of Mexico City and as of December 31, 2007, it had 9,000 IP telephone lines in service. By the end of 2008, Cablevisión plans to offer the service in every area in which its network is bidirectional.
     With a total annual circulation of approximately 165 million magazines during 2007, we believe our subsidiary, Editorial Televisa, S.A. de C.V., or Editorial Televisa, is the most important Spanish-speaking publishing company in the world in number of magazines distributed. Editorial Televisa publishes 92 titles, some of which have different editions for each different market. Among the 92 titles, 62 are fully owned and produced in-house and the remaining 30 titles are licensed from world-renowned publishing houses, including the Spanish-language editions of some of the most prestigious brands in the world. Editorial Televisa distributes its titles to more than 20 countries, including Mexico, the United States and countries throughout Latin America. During the last three years, Editorial Televisa implemented an aggressive commercial strategy in order to increase its market share and advertising revenues. As a result of this strategy, according to IBOPE Mexico, Editorial Televisa’s market share in Mexico grew to 49% in 2007. According to Simmons (an independent research company), five of the top ten Hispanic market magazines in the United States are published and distributed by Editorial Televisa. We believe that Editorial Televisa leads at least 15 of the 20 markets in which we compete in terms of readership.
     During 2007, we launched five new titles of which two are fully-owned (namely, Cinemania, a monthly movies magazine, and Lola, Erase Una Vez, a telenovela-themed magazine) and three are licensed from third parties (namely, the Spanish version of National Geographic Traveler, pursuant to a license agreement with National Geographic Society, the Spanish language version of Woman’s Health, and Runner’s World, pursuant to a license agreement with Rodale, Inc.).
     We license our programs to television broadcasters and pay-TV providers in the United States, Latin America, Asia, Europe and Africa. Excluding the United States, in 2007, we licensed 60,308 hours of programming in over 60 countries throughout the world. We intend to continue exploring ways of expanding our international programming sales.
     We supply television programming for the U.S.-Hispanic market through Univision, the leading Spanish-language media company in the United States. During 2007, Televisa provided 36% of Univision Network’s non-repeat broadcast hours, including most of its 7:00 p.m. to 10:00 p.m. weekday prime time programming, 15% of TeleFutura Network’s non-repeat broadcast hours and substantially all of the programming broadcast on Galavision Network. In exchange for this programming, during 2005, 2006 and 2007, Univision paid Televisa U.S.$109.8 million, U.S.$126.9 million and U.S.$138.0 million, respectively, in royalties.
     In March 2007, at the closing of the acquisition of Univision, all of Televisa’s shares and warrants in Univision were cancelled and converted into cash in an aggregate amount of U.S.$1,094.4 million. As a result of such conversion, we no longer hold an equity interest in Univision. We are also no longer bound by the provisions of the Participation Agreement, except in the case that we enter into certain transactions involving direct broadcast satellite or DTH satellite to the U.S. market. The Participation Agreement had formerly restricted our ability to enter into certain transactions involving Spanish-language television broadcasting and a Spanish-language television network in the U.S. without first offering Univision the opportunity to acquire a 50% economic interest. Subject to certain restrictions which may continue to bind Televisa by reason of the Program License Agreement, or PLA, as amended, among Televisa Internacional, S.A. de C.V. and Univision, and other limited exceptions, we can now engage in certain business opportunities in the growing U.S. Hispanic marketplace relating to programming or otherwise without offering Univision participation in such opportunities.
     We maintain a joint venture, TuTv, with Univision through which we operate and distribute a suite of Spanish-language television channels for digital cable and satellite delivery in the United States. TuTv currently distributes five cable channels, including two movie channels and three channels featuring music videos, celebrity lifestyle and interviews and entertainment news programming. In 2007, channels distributed by TuTv reached approximately 1.8 million subscribers through EchoStar Communications Corporation, DIRECTV (PR), Cox, Charter and other smaller systems.
     We plan to continue leveraging our strengths and capabilities to develop new business opportunities and expand through acquisitions and investments in Mexico, the United States and elsewhere. Any such acquisition or investment, which could be funded using cash on hand, our equity securities and/or the issuance of debt securities, could be substantial in size.
     In 2006, we launched our gaming business which consists of bingo and sports books halls, and a national lottery. As of April 30, 2008, we had opened 16 bingo and sports books halls, under the brand name “Play City”. We plan to open 65 bingo and sports books halls over the course of the next five years. In addition, during 2007 we launched Multijuegos, an online lottery with access to a nationwide network of more than 5,500 electronic terminals. The bingo and sports books halls and Multijuegos are operated under a permit from the Secretaría de Gobernación, or Mexican Ministry of the Interior, to establish, among other things, up to 65 bingo and sports books halls and number draws throughout Mexico.
     In March 2006, our subsidiary, Corporativo Vasco de Quiroga, S.A. de C.V. or CVQ, acquired a 50% interest in TVI in the amount of Ps.798.3 million, which was substantially paid in cash. We agreed to pay additional purchase price adjustments of Ps.19.3 million in the second quarter of 2006, Ps.19.2 million in the first quarter of 2007, and Ps.19.4 million in the first quarter of 2008. No additional purchase price adjustments are required under the agreement. In addition, as part of the agreement, we agreed to provide funding to TVI in the form of a loan in the nominal amount of Ps.240.6 million, which has been converted into capital stock. The ownership structure of TVI was not changed after the capitalization of the loan.
     TVI is a telecommunications company offering pay television, data and voice services in the metropolitan area of Monterrey. As of December 31, 2007, TVI had 784,948 homes passed, served more than 164,800 cable television subscribers, 71,400 high-speed internet subscribers and 16,300 telephone lines.
     CVQ notified the Comisión Federal de Competencia, or Mexican Antitrust Commission, of its intent to acquire a 50% interest in TVI, and after appealing the decision of such authority at the first stage of the process on February 23, 2007, the Mexican Antitrust Commission authorized the intended acquisition, subject to compliance with certain conditions. We believe that as of this date, CVQ has complied on a regular basis with all of such conditions.
     In November 2006, we invested U.S.$258.0 million in long-term notes, convertible, at our option and subject to regulatory approval, into 99.99% of the equity of Alvafig, S.A. de C.V., or Alvafig, which holds 49% of the voting equity of Cablemás. In February 2008, we invested U.S.$100.0 million in an additional issuance of long-term notes of Alvafig, which proceeds were used by Alvafig to acquire limited voting shares of Cablemás equity, convertible into ordinary voting shares, which represent approximately 11% of Cablemás aggregate capital stock. Cablemás operates in 48 cities. As of December 31, 2007, the Cablemás cable network served more than 797,000 cable television subscribers, 220,400 high-speed internet subscribers and 41,000 IP-telephony lines, with approximately 2,200,000 homes passed. On August 8, 2007, the Mexican Antitrust Commission authorized, subject to compliance with certain conditions, the conversion of our long-term notes into 99.99% of the equity of Alvafig, and on December 11, 2007, after we appealed the first decision of the Mexican Antitrust Commission, the conversion of our long-term convertible notes into 99.99% of the equity of Alvafig was authorized subject to compliance with certain new conditions. These conditions include, among others, that we make available certain channels to pay-TV operators on non-discriminatory terms and that our pay-TV platforms carry upon request and subject to certain conditions, over the air channels operating in the same geographic zones where such pay-TV platforms provide their services. On May 13, 2008, the Mexican Antitrust Commission announced that the Company has complied with the conditions imposed by the Mexican Antitrust Commission, authorizing the conversion by the Company of the convertible long-term notes issued by Alvafig into 99.99% of its capital stock. Notwithstanding the aforementioned, the Company must comply with the Mexican

Antitrust Commission’s conditions on a continued basis. On May 16, 2008, we converted all of the convertible long-term notes into 99.99% of the capital stock of Alvafig.
     In December 2007, our indirect majority-owned subsidiary, Cablestar, S.A. de C.V., or Cablestar, completed the acquisition of shares of companies owning the majority of the assets of Bestel, a privately held, facilities-based telecommunications company in Mexico, for U.S.$256.0 million in cash plus an additional capital contribution of U.S.$69.0 million. In connection with the financing of the acquisition of the majority of the assets of Bestel, Cablemás, TVI and Cablevisión, which hold 15.4%, 15.4% and 69.2% of the equity stock of Cablestar, respectively, entered into five year term loan facilities for U.S.$50.0 million, U.S.$50.0 million and U.S.$225.0 million, respectively. These loans are intended to be syndicated during the life of the facility. Bestel focuses on providing data and long-distance services solutions to carriers and other telecommunications service providers in both Mexico and the United States. Bestel owns a fiber-optic network of approximately 8,000 kilometers that covers several important cities and economic regions in Mexico and has direct crossing of its network into Dallas, Texas and San Diego, California in the United States. This enables the company to provide connectivity between the United States and Mexico.
     We expect that in the future we may identify and evaluate opportunities for strategic acquisitions of complementary businesses, technologies or companies. We may also consider joint ventures and other collaborative projects and investments.
How to Reach Us
     Grupo Televisa, S.A.B. is a sociedad anónima bursátil, a limited liability public stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 México, D.F., México. Our telephone number at that address is (52)(55) 5261 2000.

RECENT DEVELOPMENTS
First Quarter Results
     On April 24, 2008, we announced our results of operations for the three months ended March 31, 2008. For a description of these results, see our Form 6-K filed on April 29, 2008 and incorporated herein by reference. Since the financial information set forth in the Form 6-K as of March 31, 2008 and for the three months ended on that date does not recognize the effects of inflation beginning January 1, 2008, due to a change in Mexican Financial Reporting Standards (Normas de Información Financiera), or Mexican FRS, it is not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, is presented in Pesos in purchasing power as of December 31, 2007.
Dividend
     On April 30, 2008, at a general stockholders’ meeting, our stockholders approved a cash distribution to stockholders for up to Ps.2,276.3 million, which includes the payment of an extraordinary dividend of Ps.0.40 per CPO, which is in addition to our ordinary dividend of Ps.0.35 per CPO, for a total dividend of Ps.0.75 per CPO, equivalent to Ps.0.00641025641 per share. See “Item 3 — Key Information — Dividends” included in the 2007 Form 20-F.
Note Offering
     On May 12, 2008, we consummated our offering of US$500.0 million aggregate principal amount of 6.0% Senior Notes due 2018. The notes issued in May 2008 are a single series of notes. We are offering to exchange these notes for new registered notes on the terms described in this prospectus.

SUMMARY OF TERMS OF THE EXCHANGE OFFER
     Set forth below is a summary description of the terms of the exchange offer. We refer you to “The Exchange Offer” for a more complete description of the terms of the exchange offer.

New Notes	Up to U.S.$500,000,000 aggregate principal amount of 6.0% Senior Exchange Notes due 2018, or Exchange Notes, or new notes. The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act of 1933, or the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement.

The Exchange Offer	We are offering to exchange up to U.S.$500,000,000 aggregate principal amount of new notes for a like aggregate principal amount of old notes. Old notes may be tendered only in a minimum principal amount of U.S.$100,000 and in integral multiples of U.S.$1,000.

In connection with the private placement of the old notes on May 12, 2008, we entered into a registration rights agreement, which grants holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under this registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes covered by the registration rights agreement for which the specified time period was exceeded.

Resale of New Notes	Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to parties unrelated to us, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the new notes in the exchange offer in the ordinary course of your business;

•   you are not participating, do not intend to participate, and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

• you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any new notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new notes. See “Plan of Distribution”.

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.

Consequences of Failure to Exchange
Old Notes for New Notes	If you do not exchange your old notes for new notes, you will not be able to offer, sell or otherwise transfer your old notes except:

• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;

• pursuant to an exemption from the securities laws; or

• in a transaction not subject to the securities laws.

Old notes that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, unless we extend it. We do not currently intend to extend the exchange offer.

Interest on the New Notes	Interest on the new notes will accrue at the rate of 6.0% from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from May 12, 2008. No additional interest will be paid on old notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:

• the exchange offer does not violate applicable law or any applicable interpretation of the Securities and Exchange Commission, or the SEC, staff;

• the old notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval that we believe, in our sole discretion, is necessary for the consummation of the exchange offer, as outlined in this prospectus, has been obtained.

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Conditions”.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of old notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent”. See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Guaranteed Delivery Procedures”.

Guaranteed Delivery Procedures	If you wish to tender your old notes and the procedure for book entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures”.

Acceptance of Old Notes and Delivery
of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new notes promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders”.

Taxation	We believe that the exchange of old notes for new notes should not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S. and Mexican federal tax considerations relating to the exchange of the old notes for the new notes and the purchase, ownership and disposition of new notes, see “Taxation”.

Exchange Agent	The Bank of New York Mellon is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the back cover of this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See “Use of Proceeds” for a description of our use of the net proceeds received in connection with the issuance of the old notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES
     Unless otherwise specified, references in this section to the “notes” mean the U.S.$500,000,000 aggregate principal amount of old notes issued on May 12, 2008 and up to an equal principal amount of new notes we are offering hereby. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

Issuer	Grupo Televisa, S.A.B.

Notes Offered	Up to U.S.$500.0 million aggregate principal amount of 6.0% Senior Exchange Notes due 2018 which have been registered under the Securities Act.

Maturity	May 15, 2018

Interest Payment Dates	Interest on the Exchange Notes is payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2008.

Ranking	The Exchange Notes are our unsecured general obligations and rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The Exchange Notes effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of March 31, 2008:

(i)  Televisa had approximately Ps.21,579.2 million (equivalent to approximately U.S.$2,026.9 million) of aggregate liabilities (not including the notes and excluding liabilities to subsidiaries), U.S.$975.5 million of which was Dollar-denominated. These liabilities include approximately Ps.18,250.3 million (equivalent to approximately U.S.$1,714.2 million) of indebtedness, U.S.$972.0 million of which was Dollar-denominated, all of which would have effectively ranked equal to the notes; and

(ii)  Televisa’s subsidiaries had approximately Ps.34,324.1 million (equivalent to approximately U.S.$3,224.0 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$775.1 million of which was Dollar-denominated. These liabilities include approximately Ps.6,100.7 million (equivalent to approximately U.S.$573.0 million) of indebtedness, U.S.$239.3 million of which was Dollar-denominated, all of which (equivalent to approximately Ps.2,547.7 million) would have effectively ranked senior to the notes.

Since the Peso-denominated information in this paragraph does not recognize the effects of inflation on certain non-monetary liabilities included in aggregate liabilities, due to a change in Mexican FRS beginning January 1, 2008, such information is not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, is presented in Pesos in purchasing power as of December 31, 2007. U.S. Dollar equivalents are stated at the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of March 31, 2008, which was Ps.10.6465 per one U.S. Dollar.

Certain Covenants	The indenture governing the Exchange Notes contains certain covenants relating to Televisa and its restricted subsidiaries, including covenants with respect to:

• limitations on liens;

• limitations on sales and leasebacks; and

• limitations on certain mergers, consolidations and similar transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the New Notes — Certain Covenants”.

Change of Control Offer	If we experience specific changes of control, we must offer to repurchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes — Certain Covenants — Repurchase of Notes upon a Change of Control”.

Additional Amounts	All payments by us in respect of the Exchange Notes, whether of principal or interest, will be made without withholding or deduction for Mexican taxes, unless any withholding or deduction is required by law. If you are not a resident of Mexico for tax purposes, payment of interest on the Exchange Notes to you will generally be subject to Mexican withholding tax at a rate which is currently 4.9% (subject to certain exceptions). See “Taxation — United States/Mexico Tax Treaty — Federal Mexican Taxation” in this prospectus. In the event any withholding or deduction for Mexican taxes is required by law, subject to specified exceptions and limitations, we will pay the additional amounts required so that the net amount received by the holders of the Exchange Notes after the withholding or deduction will not be less than the amount that would have been received by the holders in the absence of such withholding or deduction. See “Description of the New Notes — Certain Covenants — Additional Amounts”.

Redemption for Changes in Mexican
Withholding Taxes	In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in respect of the Exchange Notes in excess of those attributable to a Mexican withholding tax rate of 10%, the Exchange Notes will be redeemable, as a whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “Description of the New Notes — Certain Covenants — Additional Amounts” and “Description of the New Notes — Optional Redemption — Withholding Tax Redemption”.

Optional Redemption	We may redeem any of the Exchange Notes at any time in whole or in part by paying the greater of the principal amount of the Exchange Notes or a “make-whole” amount, plus in each case accrued interest, as described under “Description of the New Notes — Optional Redemption — Optional Redemption With Make-Whole Amount”.

Form and Denomination	The Exchange Notes will be issued in fully registered book-entry form, with a minimum denomination of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Trustee and Principal Paying Agent	The Bank of New York Mellon

Governing Law	The Exchange Notes and the indenture are, and following the completion of the exchange offer will continue to be, governed by New York law.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Luxembourg Listing	We will apply to list the Exchange Notes on the Luxembourg Stock Exchange.
     For more complete information regarding the Exchange Notes, see “Description of the New Notes”.

SUMMARY FINANCIAL DATA
     The following tables present our selected consolidated financial information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our audited year-end financial statements. The following data for each of the years ended December 31, 2003, 2004, 2005, 2006 and 2007 has been derived from our audited year-end financial statements, including the consolidated balance sheets as of December 31, 2006 and 2007, and the related consolidated statements of income, of changes in stockholders’ equity and of changes in financial position for the years ended December 31, 2005, 2006 and 2007 and the accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all Peso information is stated in Pesos in purchasing power as of December 31, 2007. The data should also be read together with “Item 5 — Operating and Financial Review and Prospects — Results of Operations” in the 2007 Form 20-F.
     The exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included in the following tables is determined by reference to the Interbank Rate, as reported by Banamex as of December 31, 2007, which was Ps.10.9222 per U.S. Dollar. This prospectus contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated.
     Our year-end financial statements have been prepared in accordance with Mexican FRS, which became effective on January 1, 2006 and which differ in some significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Prior to 2006, Mexican generally accepted accounting principles, or Mexican GAAP, were followed. The adoption of Mexican FRS did not have a significant effect on our consolidated financial statements. Note 23 to our year-end financial statements provides a description of the relevant differences between Mexican FRS, the accounting and reporting standards used in Mexico as of December 31, 2007, and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income and other items for the years ended December 31, 2005, 2006 and 2007 and stockholders’ equity at December 31, 2006 and 2007. Any reconciliation to U.S. GAAP may reveal certain differences between our stockholders’ equity, net income and other items as reported under Mexican FRS and U.S. GAAP. See “Item 3 — Key Information — Risk Factors — Risk Factors Related to Mexico — Differences Between Mexican FRS and U.S. GAAP May Have an Impact on the Presentation of Our Financial Information” included in the 2007 Form 20-F.
     For unaudited selected consolidated financial information as of March 31, 2008 and for the three-month periods ended March 31, 2007 and 2008 and a discussion of Televisa’s financial results for the three-month periods ended March 31, 2007 and 2008, see our Form 6-K filed on April 29, 2008. For a description of our indebtedness as of March 31, 2008, see our Form 6-K filed on April 29, 2008 and “Capitalization”. Since the financial information as of March 31, 2008 and for the three-month period ended March 31, 2008 in our Form 6-K filed on April 29, 2008 and under “Capitalization” does not recognize the effects of inflation beginning on January 1, 2008, due to a change in Mexican FRS, the financial information as of March 31, 2008 and for the three-month period ended March 31, 2008 in our Form 6-K filed on April 29, 2008 and under “Capitalization” is not directly comparable to the financial information included elsewhere in this prospectus or in the table below, which unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2007. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.
     Effective April 1, 2004, we began consolidating Sky, in accordance with the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, or FIN 46, which is applicable under Mexican FRS NIF A-8, “Supplementary Financial Reporting Standards”.
     At a general extraordinary meeting and at special meetings of the stockholders of Grupo Televisa, S.A.B., or Televisa, held on April 16, 2004, our stockholders approved the creation of a new class of capital stock, the B Shares, and the distribution of new shares to our stockholders as part of the recapitalization of our capital stock as described in the Information Statement dated March 25, 2004, which was submitted to the SEC on Form 6-K on March 25, 2004. Except where otherwise indicated, all information in this prospectus reflects our capital structure as of December 31, 2007.

Summary Financial Data

	Year Ended December 31,
	2003		2004		2005		2006		2007		2007
	(Millions of Pesos in purchasing power as of December 31, 2007
	or millions of U.S. Dollars)(1)
(Mexican GAAP/FRS)
Income Statement Data:
Net sales	Ps.	27,652	Ps.	32,704	Ps.	35,068	Ps.	39,358	Ps.	41,562	U.S.$	3,805
Operating income		7,095		9,547		11,663		14,266		14,481		1,326
Integral cost of financing, net(2)		721		1,691		1,924		1,141		410		38
Income from continuing operations		4,153		6,214		8,330		9,519		9,018		826
Loss from discontinued operations		(76)		—		—		—		—		—
Cumulative effect of accounting change, net		—		(1,139)		(546)		—		—		—
Net income		4,220		4,815		6,613		8,909		8,082		740
Income from continuing operations per CPO(3)		1.49		2.04		2.46		3.07		2.84		—
Net income per CPO(3)		1.46		1.66		2.27		3.07		2.84		—
Weighted-average number of shares outstanding (in millions)(3)(4)		352,421		345,206		341,158		339,776		333,653		—
Cash dividend per CPO(3)		0.23		1.41		1.49		0.37		1.50		—
Shares outstanding (in millions, at year end)(4)		218,840		341,638		339,941		337,782		329,960		—
(U.S. GAAP)(5)
Income Statement Data:
Net sales	Ps.	27,652	Ps.	32,704	Ps.	35,068	Ps.	39,358	Ps.	41,562	U.S.$	3,805
Operating income		7,089		8,746		10,806		14,068		14,322		1,311
Income from continuing operations		3,498		4,696		7,368		8,308		8,233		754
Net income		3,498		4,696		7,368		8,308		8,233		754
Income from continuing operations per CPO(3)		1.21		1.61		2.44		2.76		2.86		—
Net income per CPO(3)		1.21		1.61		2.44		2.76		2.86		—
Weighted-average number of Shares outstanding (in millions)(3)(4)		352,421		345,206		341,158		339,776		333,653		—
Shares outstanding (in millions, at year end)(4)		218,840		341,638		339,941		337,782		329,960		—
(Mexican GAAP/FRS)
Balance Sheet Data (end of year):
Cash and temporary investments	Ps.	14,391	Ps.	18,566	Ps.	15,955	Ps.	16,405	Ps.	27,305	U.S.$	2,500
Total assets		75,997		82,469		81,162		86,186		98,703		9,037
Current portion of long-term debt and other notes payable(6)		335		3,678		367		1,023		489		45
Long-term debt, net of current portion(7)		17,255		21,134		19,581		18,464		24,433		2,237
Customer deposits and advances		16,434		17,073		19,484		17,807		19,810		1,814
Capital stock issued		9,632		10,677		10,677		10,507		10,268		940
Total stockholders’ equity (including minority interest)		32,302		30,796		32,242		38,015		40,650		3,722
(U.S. GAAP)(5)
Balance Sheet Data (end of year):
Cash and cash equivalents	Ps.	11,667	Ps.	17,746	Ps.	15,833	Ps.	15,461	Ps.	25,480	U.S.$	2,333
Total assets		79,407		91,877		88,724		91,806		103,809		9,504
Current portion of long-term debt and other notes payable(6)		335		3,678		367		1,023		489		45
Long-term debt, net of current portion(7)		17,255		21,134		19,582		18,464		24,433		2,237
Total stockholders’ equity (excluding minority interest)		28,379		29,170		30,589		35,799		36,580		3,349
(Mexican GAAP/FRS)
Other Financial Information:
Capital expenditures(8)	Ps.	1,249	Ps.	2,173	Ps.	2,849	Ps.	3,346	Ps.	3,878	U.S.$	355
Ratio of earnings to fixed charges		3.6		3.5		3.6		5.9		5.7		—
(U.S. GAAP)(5)
Other Financial Information:
Cash provided by operating activities		7,380		7,641		10,478		13,074		11,966		1,096
Cash used for financing activities		(3,110)		(703)		(9,412)		(4,621)		(1,254)		(115)
Cash used for investing activities		(2,550)		(673)		(2,392)		(8,216)		(294)		(27)
Ratio of earnings to fixed charges		4.5		3.3		3.7		5.6		5.7		—

	Year Ended December 31,
	2003	2004	2005	2006	2007	2007
	(Millions of Pesos in purchasing power as of December 31, 2007
	or millions of U.S. Dollars)(1)
Other Data (unaudited):
Average prime time audience share (TV broadcasting)(9)	70.1%	68.9%	68.5%	69.5%	69.0%	—
Average prime time rating (TV broadcasting)(9)	38.1	36.7	36.5	35.5	33.4	—
Magazine circulation (millions of copies)(10)	128	127	145	155	165	—
Number of employees (at year end)	12,300	14,100	15,100	16,200	17,800	—
Number of Innova subscribers (in thousands at year end)(11)	857	1,003	1,251	1,430	1,585	—
Number of Cablevisión RGUs (in thousands at year end)(12)	373	381	475	583	695	—
Number of Esmas.com registered users (in thousands at year end)(13)	3,085	3,665	4,212	4,447	4,500	—

Notes to Summary Financial Data:

(1)	Except per Certificado de Participación Ordinario, or CPO, ratio, average audience share, average rating, magazine circulation, employee, subscriber, Revenue Generating Units, or RGUs, and registered user data. Information in these footnotes is in thousands of Pesos in purchasing power as of December 31, 2007, unless otherwise indicated.

(2)	Includes interest expense, interest income, foreign exchange gain or loss, net, and gain or loss from monetary position. See Note 18 to our year-end financial statements.

(3)	For further analysis of income (loss) from continuing operations per CPO and net income per CPO (as well as corresponding amounts per A Share not traded as CPOs), see Note 20 (for the calculation under Mexican FRS) and Note 23 (for the calculation under U.S. GAAP) to our year-end financial statements.

(4)	As of December 31, 2004, 2005, 2006 and 2007, we had four classes of common stock: A Shares, B Shares, D Shares and L Shares. For purposes of this table, the weighted-average number of shares for the year ended December 31, 2003, and the number of shares outstanding as of December 31, 2003, have been adjusted to conform to the 2004, 2005, 2006 and 2007 presentation. Our shares are publicly traded in Mexico, primarily in the form of CPOs, each CPO representing 117 shares comprised of 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares; and in the United States in the form of Global Depositary Shares, or GDSs, each GDS representing 5 CPOs. Before March 22, 2006, each GDS represented 20 CPOs.

The number of CPOs and shares issued and outstanding for financial reporting purposes under Mexican GAAP/FRS and U.S. GAAP is different than the number of CPOs issued and outstanding for legal purposes, because under Mexican GAAP/FRS and U.S. GAAP shares owned by subsidiaries and/or the trusts created to implement our Stock Purchase Plan and our Long-Term Retention Plan are not considered outstanding for financial reporting purposes.

As of December 31, 2007, for legal purposes, there were approximately 2,461.2 million CPOs issued and outstanding, each of which was represented by 25 A Shares, 22 B Shares, 35 D Shares and 35 L Shares, and an additional number of approximately 58,926.6 million A Shares and 2,357.2 million B Shares (not in the form of CPO units). See Note 12 to our year-end financial statements.

(5)	See Note 23 to our year-end financial statements.

(6)	See Note 8 to our year-end financial statements.

(7)	“Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2007 Form 20-F and Note 8 to our year-end financial statements.

(8)	Capital expenditures are those investments made by us in property, plant and equipment, which amounts are first translated from Mexican Pesos into U.S. Dollars, and the resulting aggregate U.S. Dollar amount is then translated to Mexican Pesos at year-end exchange rate for convenience purposes only; the aggregate amount of capital expenditures in Mexican Pesos does not indicate the actual amounts accounted for in our consolidated financial statements.

(9)	“Average prime time audience share” for a period refers to the average daily prime time audience share for all of our networks and stations during that period, and “average prime time rating” for a period refers to the average daily rating for all of our networks and stations during that period, each rating point representing one percent of all television households. As used in this prospectus, “prime time” in Mexico is 4:00 p.m. to 11:00 p.m., seven days a week, and “weekday prime time” is 7:00 p.m. to 11:00 p.m., Monday through Friday. Data for all periods reflects the average prime time audience share and ratings nationwide as published by IBOPE Mexico. For further information regarding audience share and ratings information and IBOPE Mexico, see “Item 4 — Information on the Company — Business Overview — Television — Television Broadcasting” included in the 2007 Form 20-F.

(10)	The figures set forth in this line item represent total circulation of magazines that we publish independently and through joint ventures and other arrangements and do not represent magazines distributed on behalf of third parties.

(11)	Innova, our DTH satellite service in Mexico, referred to alternatively as Sky for segment reporting purposes, commenced operations on December 15, 1996. The figures set forth in this line item represent the total number of gross active residential and commercial subscribers for Innova at the end of each year presented. For a description of Innova’s business and results of operations and financial condition, see “Item 4 — Information on the Company — Business Overview — DTH Joint Ventures — Mexico and Central America” included in the 2007 Form 20-F. Under Mexican FRS, effective January 1, 2001 and through March 31, 2004, we did not recognize equity in results in respect of our investment in Innova in our income statement, as we recognized equity in losses of Innova up to the amount of our initial investment and subsequent capital contributions in Innova. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Equity in Results of Affiliates, Net” included in the 2007 Form 20-F. Since April 1, 2004, Innova has been consolidated in our financial results.

(12)	RGU is defined as an individual service subscriber who generates recurring revenue under each service provided by Cablevisión (pay-TV, broadband internet and digital telephony). For example, a single subscriber paying for cable television, broadband internet and digital telephony services represents three RGUs. We believe it is appropriate to use the number of RGUs as a performance measure for Cablevisión given that this business provides other services in addition to pay-TV. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Cable and Telecom” and “Item 4 — Information on the Company — Business Overview — Cable and Telecom” included in the 2007 Form 20-F.

(13)	The results of operations of Esmas.com are included in the results of operations of our Other Businesses segment. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Other Businesses” included in the 2007 Form 20-F. For a description of Esmas.com, see “Item 4 — Information on the Company — Business Overview — Other Businesses — Televisa Digital” included in the 2007 Form 20-F. The figures set forth in this line item represent the number of registered users in each year presented. The term “registered user” means a visitor that has completed a profile questionnaire that enables the visitor to use the e-mail service provided by Esmas.com.

RISK FACTORS
     An investment in the new notes involves risk. You should consider carefully the following factors, as well as all other information in, or incorporated by reference into, this prospectus, including “Item 3 — Key Information — Risk Factors” in the 2007 Form 20-F, before deciding to participate in the exchange offer.
Risk Factors Related to the New Notes and Exchange Offer
We Have Substantial Indebtedness and May Incur Additional Indebtedness; Most of Our Other Existing Indebtedness Matures Prior to the Maturity of the Exchange Notes
     We now have and will continue to have after the issuance of these notes a substantial amount of indebtedness outstanding. Any Mexican UDI-denominated indebtedness we may issue in the future, will increase as the Mexican National Consumer Price Index, or the NCPI, increases. The Unidad de Inversión, or UDI, is an inflation-indexed, Mexican Peso-denominated monetary unit that is linked to, and adjusted daily to reflect changes in, the NCPI. In addition, the indenture governing the Exchange Notes does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, and we may incur indebtedness in connection with our business, including borrowings to fund investments and acquisitions. Such additional borrowings could adversely affect our financial position and results of operations. To the extent our restricted or unrestricted subsidiaries borrow money, whether on a secured or an unsecured basis, that indebtedness will effectively rank senior to the Exchange Notes. The degree to which we are leveraged may impair our ability to internally fund or obtain financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and may limit our flexibility in planning for or reacting to changes in market conditions and industry trends. As a result, we may be more vulnerable in the event of a further substantial downturn in general economic conditions in Mexico.
     The indenture does not restrict our ability or the ability of our unrestricted subsidiaries to pledge shares of capital stock or assets of our unrestricted subsidiaries, and our ability and our restricted subsidiaries’ ability to pledge assets is subject only to the limited restrictions contained in the indenture. To the extent we pledge shares of capital stock or other assets to secure indebtedness, the indebtedness so secured will effectively rank senior to the Exchange Notes to the extent of the value of the shares or other assets pledged. The indenture also does not restrict the ability of our unrestricted subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness. See “Description of the New Notes”.
     The indenture does not restrict the ability of Televisa to lend its funds to, or otherwise invest in, its subsidiaries, including its unrestricted subsidiaries. If Televisa were to lend funds to, or otherwise invest in, its subsidiaries, creditors of such subsidiaries could have a claim on their assets that would be senior to the claims of Televisa. See “— We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes”.
     Most of our outstanding indebtedness will mature prior to the maturity date of the Exchange Notes. If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the Exchange Notes at their maturity), then our indebtedness (including the Exchange Notes) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the Exchange Notes, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient, to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of Emilio Azcárraga Jean who has the voting power to prevent us from raising money in equity offerings. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2007 Form 20-F. If we cannot maintain such compliance, this indebtedness could be accelerated.
We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes
     We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries. We receive substantially all of our operating income from our subsidiaries. Televisa is the only company obligated to make payments under the Exchange Notes. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the Exchange Notes or to make any funds available for any of those payments. The Exchange Notes will be senior unsecured obligations of Televisa ranking pari passu with other unsubordinated and unsecured obligations. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the Exchange Notes with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the Exchange Notes, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after we establish mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. In addition, third parties own substantial interests in certain of our other businesses such as Cablevisión and Innova. Accordingly, we must share with minority stockholders any dividends paid by these businesses.
     Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets and cash flows of those subsidiaries over any claims we and the holders of the Exchange Notes may have. For a description of our outstanding debt, see “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2007 Form 20-F.
     In addition, creditors of Televisa, including holders of the Exchange Notes, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. As of the date of this prospectus, only a small portion of the shares of our subsidiaries are pledged as collateral, although minority interests in several subsidiaries, as described above, are held by third parties. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” and “— Minority Interest Net Income” included in the 2007 Form 20-F. At December 31, 2007, our subsidiaries had Ps.35,115.5 million (equivalent to U.S.$3,215.0 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$765.0 million of which was U.S. Dollar-denominated. These liabilities include Ps.6,163.7 million (equivalent to U.S.$564.3 million) of indebtedness, U.S.$239.3 million of which was U.S. Dollar-denominated indebtedness (equivalent to Ps.2,613.7 million). All of these liabilities would effectively have ranked senior to the Exchange Notes. The indenture does not limit the amount of indebtedness which can be incurred by us or by our restricted or unrestricted subsidiaries.
Judgments of Mexican Courts Enforcing Our Obligations in Respect of the Exchange Notes Would Be Paid Only in Pesos
     Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any proceedings are brought in Mexico seeking performance of our obligations under the Exchange Notes, pursuant to a judgment or on the basis of an original action, we may discharge our obligations denominated in any currency other than Mexican Pesos by paying Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by the Mexican Central Bank every business day in Mexico and published the next business day in the Diario Oficial de la Federación, or the Official Gazette of the Federation, for application the following business day. As a result, if the Exchange Notes are paid by us in Pesos to holders of the debt securities, the amount received may not be sufficient to cover the amount of Dollars that the holder of the note would have received under the terms of the Exchange Notes. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.
     In addition, in the case of our bankruptcy or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will be converted into Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to UDIs, or inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under the Exchange Notes, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the Exchange Notes will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.
We May Not Have Sufficient Funds to Meet Our Obligation Under the Indenture to Repurchase the Exchange Notes Upon a Change of Control
     Upon the occurrence of a change of control, we will be required to offer to repurchase each holder’s Exchange Notes at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of Exchange Notes, following a change of control.

If an offer to repurchase the Exchange Notes is required to be made and we do not have available sufficient funds to repurchase the Exchange Notes, an event of default would occur under the indenture. The occurrence of an event of default will result in acceleration of the maturity of the Exchange Notes and other indebtedness. See “Description of the New Notes”.
It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons
     We are organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside the U.S., all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the U.S., and some of the parties named in this prospectus also reside outside of the U.S. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Limitation of Liability”.
There May Not Be a Liquid Trading Market for the New Notes, Which Could Limit Your Ability to Sell Your New Notes in the Future
     The new notes are being offered to the holders of the old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.
Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability
     If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future. We issued the old notes in a private placement exempt from the registration requirements of the Securities Act.
     Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
     We issued and sold the old notes in a private placement on May 12, 2008. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes, at our cost, to, among other things:
•	use our best efforts to prepare and, as soon as practicable within 120 days following the original issue date of the old notes, file with the SEC an exchange offer registration statement with respect to a proposed exchange offer and the issuance and delivery to the holders, in exchange for the old notes, of the new notes, which will have terms identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not provide for any increase in the interest rate under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days of the most recent issue date;

•	use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our best efforts to cause the exchange offer to be consummated not later than 210 days following the most recent issue date.
     These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements under the registration rights agreement and under some other circumstances, then the interest rate borne by the notes that are affected by the registration default with respect to the first 90-day period, or portion thereof, will be increased by an additional interest of 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will increase by an additional 0.25% each 90-day period, or portion thereof, while a registration default is continuing until all registration defaults have been cured; provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Upon:
•	the filing of the exchange offer registration statement after the 120th calendar day following the most recent issue date;

•	the effectiveness of the exchange offer registration statement after the 180th calendar day following the most recent issue date;

•	the consummation of the exchange offer;

•	the effectiveness of the shelf registration statement after the 210th calendar day following the most recent issue date; or

•	the date of the first anniversary of the last date of original issue of the notes, the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if Televisa is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.
     Application will be made to list the new notes on the Luxembourg Stock Exchange for trading on the Euro MTF, the alternative market of the Luxembourg Stock Exchange. Notice will be made prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. The results of the exchange offer, including any increase in the rate, will be provided to the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg (which is expected to be d’Wort).
     We have also agreed to keep the exchange offer open for not less than 20 business days after the notice thereof is mailed to holders (or longer, if required by applicable law).
     Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, pursuant to the registration rights agreement, we will be required to file a shelf registration statement for a continuous offering by the holders of the outstanding notes if:

•	we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason, the exchange offer registration statement is not declared effective within 180 days following the date of most recent issuance of these notes or the exchange offer is not consummated within 210 days following the most recent issue date;

•	upon the request of the initial purchasers in certain circumstances; or

•	a holder is not permitted to participate in the exchange offer or does not receive freely tradable new notes pursuant to the exchange offer.
     During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the notes), but no more than an aggregate of 60 days during any 365-day period, if our Board of Directors determines in good faith that there is a valid purpose for the suspension.
     We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).
     Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — Your Failure to Tender Old Notes in the Exchange Offer May Affect Their Marketability”.
Effect of the Exchange Offer
     Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of Televisa or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any participating broker-dealer who purchased the notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:
•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be able to tender its notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.
     We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.
     Each holder of notes, other than certain specified holders, who wishes to exchange the old notes for the new notes in the exchange offer will be required to make representations that:
•	it is not an affiliate of Televisa;

•	it is not a broker-dealer tendering notes acquired directly from Televisa for its own account;

•	any exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.
     In addition, in connection with resales of new notes, any participating broker-dealer must acknowledge in that it will deliver a prospectus meeting the requirements of the Securities Act. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such participating broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See “Plan of Distribution”.
     Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.
     To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.
Terms of the Exchange Offer
     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$1,000 principal amount of new notes in exchange for each U.S.$1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in a minimum principal amount of U.S.$100,000 and in integral multiples of U.S.$1,000 in excess thereof.
     The new notes will be substantially identical to the old notes, except that:
•	the new notes will have been registered under the Securities Act;

•	the new notes will not be subject to transfer restrictions; and

•	the new notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.
     The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see “Description of the New Notes”.
     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of U.S.$500,000,000 principal amount of old notes is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.
     We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters’ rights under law or under the indenture in connection with the exchange offer. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes.
     We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions”. All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.
     If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.
     We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.
Expiration Date; Extensions; Amendments
     The term “expiration date” means 5:00 p.m., New York City time,           , 2008, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.
     If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.
     We reserve the right, in our sole discretion:
•	to delay accepting for exchange any old notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.
     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.
     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
     During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.
Interest on the New Notes and the Old Notes
     Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 6.0% per annum in accordance with their terms. The new notes will accrue interest at the rate of 6.0% per annum from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from the original issue date of old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2008.
Procedures for Tendering
     Only a registered holder of old notes may tender those notes in the exchange offer. When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. To tender in the exchange offer, a holder must transmit a properly completed and duly executed letter of transmittal, including any required signature guarantees, together with all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent”, before 5:00 p.m., New York City time, on the expiration date. In addition, either:
•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent’s account at The Depository Trust Company, or DTC, or the depositary, along with the letter of transmittal or an agent’s message, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.
     The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.
     A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.
     The method of delivery of letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:
•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.
     An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.
     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.
     If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
     We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes delivered by book-entry transfer to DTC will be credited to the account maintained with DTC by the participant in DTC which delivered such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
     In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions”, to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
     By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that:
•	it is acquiring the new notes in the exchange offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the new notes;

•	it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

•	it is not our “affiliate”, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
     If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Book-Entry Transfer
     The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer these old notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of this book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal.
     Although delivery of old notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.
     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
     All references in this prospectus to deposit or delivery of old notes shall be deemed to also refer to DTC’s book-entry delivery method.
Guaranteed Delivery Procedures
     Holders who wish to tender their old notes and (1) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and together with a confirmation of book-entry, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.
     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.
Withdrawal of Tenders
     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent”. Any notice of withdrawal must:
•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.
     We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
     Any old notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.
Conditions
     Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:
•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	the old notes are not tendered in accordance with the exchange offer;

•	you do not represent that you are acquiring the new notes in the ordinary course, that you are not engaging in and do not intend to engage in a distribution of the new notes, of your business and that you have no arrangement or understanding with any person to participate in a distribution of the new notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.
     These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:
•	refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained with DTC by the participant in DTC which delivered the old notes; or

•	extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments”. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.
     In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Exchange Agent
     The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery:	By Registered Mail or Overnight Carrier:
The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286

Facsimile Transmission:
(212) 298-1915
Confirm by Telephone:
(212) 815-5076
For information with respect to the exchange offer, call:
Corporate Trust Operations — Reorganization Unit
at (212) 815-5076
     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.
Fees and Expenses
     We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.
     We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.
Transfer Taxes
     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.
Accounting Treatment
     We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican FRS, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.
Consequences of Failure to Exchange
     Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 6.0% per annum, and the old notes will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under Mexican law in connection with the exchange offer.
     In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

USE OF PROCEEDS
     We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with each issuance of the old notes. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

CAPITALIZATION
     The following table sets forth our consolidated capitalization as of March 31, 2008, (i) on a historical, actual basis and (ii) as adjusted to reflect the issuance of notes in the aggregate principal amount of U.S.$500.0 million, as if such transaction occurred on March 31, 2008. This table should be read together with our year-end financial statements included in the annual report on Form 20-F and unaudited selected interim consolidated financial information on Form 6-K, hereby incorporated by reference. Information in the following table presented in U.S. Dollar amounts are translated from the Peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.10.6465 to U.S.$1.00, the Interbank Rate on March 31, 2008. Since the financial information in the following table has not been restated to recognize the effects of inflation for the three-month period ended March 31, 2008, it is not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2007.

	As of March 31, 2008(1)(2)
	Actual		As Adjusted		Actual		As Adjusted
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(Millions of Pesos)				(Millions of U.S. Dollars)
Current debt and satellite transponder lease obligation:
Notes payable(3)	Ps.	9	Ps.	9	U.S. $	—	U.S. $	—
Banamex loan due 2008		240		240		23		23

Total current debt		249		249		23		23

Current portion of satellite transponder lease obligation		98		98		9		9

Long-term debt and satellite transponder lease obligation:
Notes payable(3)		76		76		8		8
8% Senior Notes due 2011		766		766		72		72
8.5% Senior Notes due 2032		3,194		3,194		300		300
6.625% Senior Notes due 2025		6,388		6,388		600		600
8.49% Senior Notes due 2037		4,500		4,500		423		423
6.0% Senior Exchange Notes due 2018 offered hereby		—		5,323		—		500
Innova’s 9.375% Senior Notes due 2013		120		120		11		11
Banamex loan due 2009		1,162		1,162		109		109
Banamex loan due 2010 and 2012		2,000		2,000		188		188
JPMorgan Chase Bank, N.A. loan due 2012		2,396		2,396		225		225
Santander Serfin loan due 2016(4)		1,400		1,400		131		131
Banamex loan due 2016(4)		2,100		2,100		197		197

Total long-term debt		24,102		29,425		2,264		2,764

Satellite transponder lease obligation, net of current portion		983		983		92		92

Total Stockholders’ Equity(5)		41,360		41,360		3,885		3,885

Total capitalization	Ps.	66,792	Ps.	72,115	U.S. $	6,273	U.S. $	6,773

(1)	Columns may not add due to rounding.

(2)	Solely for purposes of preparing calculations for this table, our U.S. Dollar-denominated indebtedness has been translated into Pesos at an exchange rate of Ps.10.6465 to U.S.$1.00, the Interbank Rate, as reported by Banamex, as of March 31, 2008.

(3)	Represents secured debt.

(4)	Represents debt incurred by Sky and guaranteed by us.

(5)	Does not reflect dividends approved on April 30, 2008.

DESCRIPTION OF THE NEW NOTES
     We issued the old notes and will issue the new notes under an indenture, dated as of August 8, 2000, as amended or supplemented, which we collectively call the indenture, between Televisa, as issuer, The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture. Capitalized terms not defined in this section of the prospectus have meanings as set forth in the indenture.
General
     The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that Televisa may issue senior debt securities from time to time in one or more series. The senior debt securities which Televisa may issue under the indenture, including the notes, are collectively referred to in this prospectus as the “senior notes”.
     The old notes, and the new notes, which together are referred to in this prospectus as the “notes”, will constitute a single series of senior notes under the indenture. The notes will be unsecured senior obligations of Televisa. Televisa may “reopen” the note series and issue additional notes of the same series. If the exchange offer described under “The Exchange Offer” is consummated, holders of old notes who do not exchange their old notes for new notes will vote together as a single series of senior notes with holders of the new notes of the series for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the notes (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes which remain outstanding after the exchange offer will be aggregated with the new notes of the relevant series and the holders of the old notes and new notes will vote together as a single series for all purposes. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the outstanding notes will be deemed to mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.
     The notes bear interest at the rate per annum shown above from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semi-annually on May 15 and November 15 of each year, each of which is referred to in this prospectus as an “interest payment date”, commencing November 15, 2008 to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal will be payable on that date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. The maturity date for the notes is May 15, 2018. If any interest payment date or maturity date would be otherwise a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding business day. A business day means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or Luxembourg are authorized or obligated by law, regulation or executive order to close. The notes will not be subject to any sinking fund. For a discussion of the circumstances in which the interest rate on the notes may be adjusted, see “The Exchange Offer”.
     The indenture does not contain any provision that would limit the ability of Televisa to incur indebtedness or to substantially reduce or eliminate Televisa’s assets or that would afford the holders of the notes protection in the event of a decline in Televisa’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Televisa. In addition, subject to the limitations set forth below under “— Merger and Consolidation”, Televisa may, in the future, enter into certain transactions, including the sale of all or substantially all of its assets or the merger or consolidation of Televisa, that would increase the amount of Televisa’s indebtedness or substantially reduce or eliminate Televisa’s assets, which may have an adverse effect on Televisa’s ability to service its indebtedness, including the notes.
     Each book-entry note will be represented by one or more global notes in fully registered form, registered in the name of DTC. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “— Form, Denomination and Registration” below. Except in the limited circumstances described in this prospectus, book-entry notes will not be exchangeable for notes issued in fully registered form (“certificated notes”).

     Notes sold to qualified institutional buyers, or QIBs, and subsequent transferees, directly or indirectly, of those notes and notes sold initially to non-U.S. persons in reliance on Regulation S under the Securities Act will be issued as book-entry notes and will be represented as global notes, which will be deposited with the custodian for DTC and registered in the name of DTC’s nominee. See “— Form, Denomination and Registration” below.
     In the event that, as a result of certain changes in law affecting Mexican withholding taxes, Televisa becomes obliged to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10%, the notes will be redeemable, as a whole but not in part, at Televisa ‘s option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “— Withholding Tax Redemption”. In addition, we will have the right at our option to redeem any of the notes in whole or in part at a redemption price equal to the Make-Whole Amount (as defined below).
     Book-entry notes may be transferred or exchanged only through the depositary. See “— Form, Denomination and Registration” below. Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 7 East, New York, New York 10286 or at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Aerogulf Center, 1A Hoehenhof, L- 1736 Senningerberg, Luxembourg. Neither Televisa nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but Televisa may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer). Televisa will maintain a paying and transfer agent in Luxembourg for so long as any notes or any new notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF.
Payments
     Televisa will make payments of principal, and premium, if any, and interest on book-entry notes through the trustee to the depositary. See “— Form, Denomination and Registration” below. In the case of certificated notes, Televisa will pay the principal and premium, if any, due on the maturity date in immediately available funds upon presentation and surrender by the holder of the notes at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 4 East, New York, New York 10286. Televisa will pay interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. Televisa will pay interest due on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the note register of Televisa. Notwithstanding the foregoing, a holder of U.S.$10.0 million or more in aggregate principal amount of certificated notes will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the maturity date will cease to be payable to the holder of the note as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Televisa, written notice of which will be given to the holders of the notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.
     All monies paid by Televisa to the trustee or any paying agent for the payment of principal of, and premium and interest on, any note which remains unclaimed for two years after the principal, premium or interest is due and payable may be repaid to Televisa and, after that payment, the holder of the note will look only to Televisa for payment.
Ranking and Holding Company Structure
     We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries and cash and cash equivalents. We receive substantially all of our operating income from our subsidiaries. The notes will be solely our unsecured senior obligations ranking pari passu among themselves and with other unsecured senior obligations, including the 8% Senior Notes due 2011, the 8.50% Senior Notes due 2032, the 6.625% Senior Notes due 2025, and the 8.49% Senior Notes due 2037. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will have priority over the claims of holders of the notes with respect to the assets of our subsidiaries. At March 31, 2008, our subsidiaries had approximately Ps.34,324.1 million (equivalent to approximately U.S.$3,224.0 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), U.S.$775.1 million of which was Dollar-denominated, including approximately Ps.6,100.7 million (equivalent to approximately U.S.$573.0 million), U.S.$239.3 million of which was Dollar-denominated indebtedness, that will effectively rank senior to the notes.

See “Risk Factors — Risk Factors Related to the New Notes and Exchange Offer — We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Exchange Notes”.
Form, Denomination and Registration
     The new notes will be issued in book-entry form in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.
     The notes will initially be issued in the form of one or more U.S. global notes in definitive, full registered book entry form, without interest coupons that will be deposited with, or on behalf of, the depositary, which initially will be DTC, and registered in the name of the depositary or its nominee.
     So long as the depositary, which initially will be DTC, or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be the sole holder of the notes represented by the global note for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global notes representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the indenture, and no global note representing the book-entry notes will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global notes or the indenture. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of the notes in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global note representing the notes.
     The global notes representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes, the depositary ceases to be a clearing agency registered under the Exchange Act, we in our sole discretion determine that the global notes shall be exchangeable for certificated notes, or there shall have occurred and be continuing an event of default under the indenture with respect to the notes.
     Upon any exchange, the certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by the depositary’s relevant participants (as identified by the depositary) to the trustee.
     Cross-Market Transfers. Subject to compliance with the transfer restrictions applicable to any new notes, and the certification and other requirements set forth in the indenture, any cross-market transfer between participants of the depositary, on the one hand, and Euroclear or Clearstorm Banking, on the other hand, will be effected in the depositary’s book-entry system on behalf of Euroclear or Clearstorm Banking, as the case may be, in accordance with the rules of the depositary. However, these cross-market transfers may require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Banking, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Participants in Euroclear or Clearstream Banking may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking, as the case may be.
     Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing a beneficial interest in a global note from a depositary participant will be credited during the securities settlement processing day, which must be a business day for Euroclear or Clearstream Banking, as applicable, immediately following the depositary’s settlement date. Credit of a transfer of a beneficial interest in a global note settled during that processing day will be reported to the applicable Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Banking participant to a depositary participant will be received with value on the depositary’s settlement date but will be available in the applicable Euroclear or Clearstream Banking cash account only as of the business day following settlement in the depositary.

     Any beneficial interest in a global note that is transferred for a beneficial interest in another global note will, upon transfer, cease to be an interest in the original global note and will become an interest in the other global note and, accordingly, will be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global note for as long as it remains a beneficial interest in that global note.
     In order to insure the availability of Rule 144 under the Securities Act for non-affiliates, the indenture provides that all notes, other than the notes referred to herein, which are redeemed, purchased or otherwise acquired by Televisa or any of its subsidiaries or “affiliates”, as defined in Rule 144 under the Securities Act, may not be resold or otherwise transferred and will be delivered to the trustee for cancellation.
     Information Relating to the Depositary. The following is based on information furnished by the depositary:
     The depositary will act as the depositary for the notes. The notes will be issued as fully registered senior notes registered in the name of Cede & Co., which is the depositary’s partnership nominee. Fully registered global notes will be issued for the notes, in the aggregate principal amount of the issue, and will be deposited with the depositary.
     The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants’ accounts, thereby eliminating the need for physical movement of senior notes certificates. Direct participants of the depositary include securities brokers and dealers, including the initial purchasers of the notes, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the initial purchasers of the notes and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.
     Purchases of notes under the depositary’s system must be made by or through direct participants, which will receive a credit for the notes on the depositary’s record. The ownership interest of each beneficial owner, which is the actual purchaser of each note, represented by global notes, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the limited circumstances described above.
     To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the notes; the depositary’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the depositary mails an omnibus proxy to Televisa as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and/or interest payments on the global notes representing the notes will be made to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the participant and not of the depositary, the trustee or Televisa, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the depositary is the responsibility of Televisa or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.
     The depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Televisa or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.
     Televisa may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated notes will be printed and delivered.
     Although the depositary, Euroclear and Clearstream Banking have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Televisa will have any responsibility for the performance by the depositary, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Trading. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary’s rules and operating procedures, while transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.
The information in this subsection “— Form, Denomination and Registration” concerning the depositary, Euroclear and Clearstream Banking and their respective book-entry systems has been obtained from the depository, Euroclear and Clearstream Banking but Televisa takes responsibility solely for the accuracy of its extraction of this information.
Certain Covenants
     The indenture provides that the covenants set forth below are applicable to Televisa and its Restricted Subsidiaries.
     Limitation on Liens. Televisa will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Televisa or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien the sum of (without duplication) (A) the aggregate outstanding principal amount of all Funded Indebtedness of Televisa and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the “Limitation on Sale and Leaseback” covenant would exceed the greater of (x) U.S.$300.0 million and (y) 15% of Adjusted Consolidated Net Tangible Assets, unless effective provision is made whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured). For purposes of this covenant, the value of any Lien on any Principal Property securing Funded Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Funded Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of the Principal Property securing such Funded Indebtedness.
     The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens (“Permitted Liens”):
     (1) Any Lien which arises out of a judgment or award against Televisa or any Restricted Subsidiary with respect to which Televisa or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Televisa or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with Mexican GAAP) for the payment of such judgment or award;
     (2) Liens arising from the rendering of a final judgment or order against Televisa or any Restricted Subsidiary of Televisa that would not, with notice, passage of time or both, give rise to an Event of Default;
     (3) Liens incurred or deposits made to secure indemnity obligations in respect of the disposition of any business or assets of Televisa or any Restricted Subsidiary; provided that the property subject to such Lien does not have a Fair Market Value in excess of the cash or cash equivalent proceeds received by Televisa and its Restricted Subsidiaries in connection with such disposition;
     (4) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of Televisa or any Restricted Subsidiary;
     (5) Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by Televisa or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that: (i) any such Lien is not incurred in contemplation of such merger, consolidation or acquisition and does not secure any property of Televisa or any Restricted Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition or (ii) if such Lien is incurred in contemplation of such merger, consolidation or acquisition it would be, if created or incurred on or after the consummation of such merger, consolidation or acquisition, a Permitted Lien under clause 7 below;
     (6) Liens existing on the date of original issuance of the first series of notes pursuant to the indenture;
     (7) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 180 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Televisa or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;
     (8) Liens to secure the performance of statutory and common law obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (9) Liens to secure the notes;
     (10) Liens granted in favor of Televisa and/or any Wholly Owned Restricted Subsidiary to secure indebtedness owing to Televisa or such Wholly Owned Restricted Subsidiary;
     (11) Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of Televisa or any Restricted Subsidiary;
     (12) Liens on the rights of Televisa or any Restricted Subsidiary to licensing, royalty and other similar payments in respect of programming or films and all proceeds therefrom; and
     (13) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) above; provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; and provided, further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property); and provided, further, that in the case of Liens referred to in clauses (3), (4), (8), (9), (10), (11) and (12), the secured party with respect to the Lien so extended, renewed, refinanced or replaced is the party (or any successor or assignee thereof) that was secured prior to such extension, renewal, refinancing or replacement.

     Limitation on Sale and Leaseback. Televisa will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Televisa or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:
     (1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in a resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and
     (2) either
     (A) Televisa or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “Limitation on Liens” covenant, or (ii) makes effective provision whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Televisa or the Restricted Subsidiary under the lease of such Principal Property, or
     (B) within 360 days, Televisa or the Restricted Subsidiary either (i) applies an amount equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to purchase the notes or to retire, defease or prepay (in whole or in part) other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction.
     Designation of Restricted Subsidiaries. The Board of Directors of Televisa may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided that (1) immediately after giving effect to such designation, Televisa and its Restricted Subsidiaries would have been permitted to incur at least U.S.$1.00 of additional Funded Indebtedness secured by a Lien pursuant to the “Limitation on Liens” covenant (other than Funded Indebtedness permitted to be secured by a Lien pursuant to the provisions of the definition of “Permitted Liens”), (2) no default or event of default shall have occurred and be continuing, and (3) an Officer’s Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Televisa in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Televisa’s fiscal year, within 120 days after the end of such fiscal year), which Officers’ Certificate shall state the effective date of such designation. Televisa has initially designated as Unrestricted Subsidiaries all of its Subsidiaries other than those subsidiaries engaged in television broadcasting, pay television networks and programming exports (other than the subsidiaries which operate Bay City Television) and will deliver the required Officers’ Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the first series of notes pursuant to the indenture.
     Repurchase of Notes upon a Change of Control. Televisa must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued interest (if any) to the date of purchase. Televisa is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this covenant if it were made by Televisa and such third party purchases (for the consideration referred to in the immediately preceding sentence) the notes validly tendered and not withdrawn. Prior to the mailing of the notice to holders and publishing such notice to holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, Televisa covenants to (i) repay in full all indebtedness of Televisa that would prohibit the repurchase of the notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of Televisa to permit the repurchase of the notes. Televisa shall first comply with the covenant in the preceding sentence before it repurchases notes upon a Change of Control pursuant to this covenant.
     The covenant requiring Televisa to repurchase the notes will, unless consents are obtained, require Televisa to repay all indebtedness then outstanding, which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. There can be no assurance that Televisa will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as by any covenant contained in other securities of Televisa which might be outstanding at the time).
     Additional Amounts. All payments of amounts due in respect of the notes by Televisa will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, Televisa will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:
     (i) any Taxes which are imposed on, or deducted or withheld from, payments made to the holder or beneficial owner of a note by reason of the existence of any present or former connection between the holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such note or the receipt of amounts due in respect thereof;
     (ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;
     (iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the holder or beneficial owner of a note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such holder or beneficial owner of such note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the holder or beneficial owner of such note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall apply this clause (iii), Televisa shall have notified all the holders of notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information or documentation;
     (iv) any Taxes imposed on, or withheld or deducted from, payments made to a holder or beneficial owner of a note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by Televisa to all holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of Televisa (subject to the conditions set forth below), information, documentation or other evidence concerning whether such holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall make such reasonable request, Televisa shall have notified the holders of the notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;
     (v) to or on behalf of a holder of a note in respect of Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to Additional Amounts in respect of such Taxes on presenting such note for payment on any date during such 15-day period;
     (vi) any withholding or deductions imposed on a payment to an individual required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing or introduced in order to conform to, such Directive; or
     (vii) any combination of (i), (ii), (iii), (iv), (v) or (vi) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).
     Notwithstanding the foregoing, the limitations on Televisa’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN and W-9) or (b)  Rule  I. 3.22.8 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule I. 3.22.8 (or a substantially similar successor of such rule), Televisa cannot obtain such information, documentation or other evidence on its own through reasonable diligence and Televisa otherwise would meet the requirements for application of Rule I. 3.22.8 (or such successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.
     At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Televisa will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the indenture), Televisa will deliver to the trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever either in the indenture or in this prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     In the event that Televisa has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 10% as a result of certain changes affecting Mexican tax laws, Televisa may redeem all, but not less than all, of the notes, at any time at 100% of the principal amount, together with accrued and unpaid interest thereon, if any, to the redemption date. See “— Optional Redemption — Withholding Tax Redemption”.
     Televisa will provide the trustee with documentation evidencing the payment of Mexican taxes in respect of which Televisa has paid any Additional Amounts. Copies of such documentation will be made available to the holders or the paying agent, as applicable, upon request therefor.
     In addition, Televisa will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).
Optional Redemption
     We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund — meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.
      Optional Redemption With “Make-Whole” Amount
     We will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the notes to the date of redemption.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
     “Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer” means HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. or their affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.
     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.
      Withholding Tax Redemption
     The notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of Televisa, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the closing date, Televisa has become or would become required to pay any Additional Amounts (as defined above) in excess of those attributable to Taxes (as defined above) that are imposed, deducted or withheld at a rate of 10% on or from any payments under the notes. See “— Certain Covenants — Additional Amounts” and “Taxation — Federal Mexican Taxation”.
     The election of Televisa to redeem the notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of Televisa, which certificate shall be delivered to the trustee. Televisa shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the trustee of notices of such Withholding Tax Redemption. The trustee shall be entitled to rely conclusively upon the information so furnished by Televisa in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery Televisa shall be obligated to make the payment or payments to the trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

     Notice of Withholding Tax Redemption shall be given by the trustee to the holders, in accordance with the provisions under “Notices”, upon the mailing by first-class postage prepaid to each holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.
     The notice of Withholding Tax Redemption shall state:
     (i) the Withholding Tax Redemption Date;
     (ii) the Withholding Tax Redemption Price;
     (iii) the sum of all other amounts due to the holders under the notes and the indenture;
     (iv) that on the Withholding Tax Redemption Date the Withholding Tax Redemption Price will become due and payable upon each such note so to be redeemed;
     (v) the place or places, including the offices of our paying agent in Luxembourg, where such notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and
     (vi) the ISIN number of the notes.
     Notice of Withholding Tax Redemption having been given as aforesaid, the notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such notes for redemption in accordance with such notice, such notes shall be paid by the paying agent on behalf of Televisa on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the trustee for the holders.
     Notwithstanding anything to the contrary herein or in the indenture or in the notes, if a Withholding Tax Redemption Certificate has been delivered to the trustee and Televisa shall have paid to the trustee for the benefit of the holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the holders and the trustee under the notes and the indenture, then neither the holders nor the trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the notes other than the rights of the holders to receive payment of such amounts from the paying agent and the occurrence of an Event of Default whether before or after such payment by Televisa to the trustee for the benefit of the holders shall not entitle either the holders or the trustee on their behalf after such payment to declare the principal of any notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the trustee shall be used to redeem the notes on the Withholding Tax Redemption Date.
Merger and Consolidation
     Televisa may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) as an entirety to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of Mexico or of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Televisa under the notes, the indenture and the registration rights agreement, (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing, and (3) if, as a result of such transaction, properties or assets of Televisa would become subject to an encumbrance which would not be permitted by the terms of the notes, Televisa or the successor entity or entities shall take such steps as are necessary to secure such notes equally and ratably with all indebtedness secured thereunder; provided, that notwithstanding the foregoing, nothing herein shall prohibit Televisa or a Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of any of Televisa’s Subsidiaries that are Unrestricted Subsidiaries at the date of the indenture or any interest therein or any assets thereof. Thereafter, all such obligations of Televisa shall terminate.
Events of Default
     The term “event of default” means any one of the following events with respect to any series of senior debt securities, including the notes:

     (1) default in the payment of any interest on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the interest becomes or the Additional Amounts become due and payable, and continuance of the default for a period of 30 days;
     (2) default in the payment of the principal of or any premium on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the principal or premium becomes or the Additional Amounts become due and payable at their maturity;
     (3) failure of Televisa to comply with any of its obligations described above under “— Merger and Consolidation”;
     (4) default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;
     (5) default in the performance, or breach, of any covenant or warranty of Televisa in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the indenture;
     (6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Televisa or any Material Subsidiary of Televisa, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of U.S.$100.0 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Televisa or such Material Subsidiary shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Televisa, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a “Notice of Default” or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Televisa or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Televisa, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;
     (7) the entry by a court having competent jurisdiction of:
     (a) a decree or order for relief in respect of Televisa or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
     (b) a decree or order adjudging Televisa or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Televisa or any Material Subsidiary, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
     (c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Televisa or any Material Subsidiary or of any substantial part of the property of Televisa or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Televisa;
     (8) the commencement by Televisa or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Televisa or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Televisa or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by

Televisa or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Televisa or any Material Subsidiary or any substantial part of the property of Televisa or any Material Subsidiary or the making by Televisa or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Televisa or any Material Subsidiary in furtherance of any such action; or
     (9) any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.
     If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Televisa (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.
     At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Televisa and the trustee, may rescind and annul the declaration and its consequences if:
     (1) Televisa has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on and additional amounts with respect to all senior debt securities of the series and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and
     (2) all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.
     No rescission shall affect any subsequent default or impair any right consequent thereon.
Meetings of Noteholders
     A meeting of noteholders may be called by the trustee, Televisa or the holders of at least 10% in aggregate principal amount of the outstanding notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other actions provided by the indenture to be made, given or taken by holders of notes. The meeting shall be held at such time and at such place in the Borough of Manhattan, The City of New York or in such other place as the trustee shall determine. Notice of every meeting of noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given not less than 21 nor more than 180 days prior to the date fixed for the meeting.
     The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a meeting; except that if any action requires holders of at least 66 2/3% in principal amount of the outstanding notes to consent or waiver the Persons entitled to vote 66 2/3% in principal amount of the outstanding notes shall constitute a quorum. Any resolution presented to a meeting at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; except that any resolution requiring consent of the holders of at least 66 2/3% in principal amount of the outstanding notes may be adopted at a meeting by the affirmative vote of the holders of at least 66 2/3% in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture shall be binding on all the holders of notes, whether or not such holders were present or represented at the meeting.

Modification and Waiver
     Modification and amendments of the indenture may be made by Televisa and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:
     (1) change the stated maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any senior debt security;
     (2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any senior debt security;
     (3) change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;
     (4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any senior debt security is payable;
     (5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);
     (6) reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;
     (7) reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;
     (8) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or
     (9) modify any of the above provisions.
     The holders of not less than a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Televisa with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:
•	in the payment of principal (or premium, if any), or any interest on or any Additional Amounts with respect to senior debt securities of the series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.
     Under the indenture, Televisa is required to furnish the trustee annually a statement as to performance by Televisa of certain of its obligations under the indenture and as to any default in the performance. Televisa is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.
     The indenture contains provisions permitting Televisa and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provisions contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Televisa deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. Televisa and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the forms or terms of any series of senior debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Notices
     All notices regarding the notes shall be valid if that notice is given to holders of notes in writing and mailed to each holder of notes, and, for so long as the notes are listed on the Luxembourg Stock Exchange, if published in a leading daily newspaper of general circulation in Luxembourg.
     While the notes are represented by the global note deposited with the common depositary, notices to holders may be given by delivery to the depositary, and such notices will be deemed to be given on the date of delivery to the depositary. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.
     In addition, so long as the notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF, in accordance with the rules and regulations of the Luxembourg Stock Exchange, all notices regarding the notes shall be valid if published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be d’Wort or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.
     Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.
     Neither the failure to give any notice to a particular holder, nor any defect in a notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.
Unclaimed Amounts
     Any money deposited with the trustee or paying agent or held by Televisa, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to Televisa on its request or, if held by Televisa, shall be discharged from such trust. The holder of the notes will look only to Televisa for payment thereof, and all liability of the trustee, paying agent or of Televisa, as trustee, shall thereupon cease. However, the trustee or paying agent may at the expense of Televisa cause to be published once in a newspaper in each place of payment, or to be mailed to holders of notes, or both, notice that that money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to Televisa.
Certain Definitions
     The following are certain of the terms defined in the indenture:
     For purposes of the following definitions, the covenants described above under “— Certain Covenants” and the indenture generally, all calculations and determinations shall be made in accordance with Mexican GAAP as in effect on the closing date and shall be based upon the consolidated financial statements of Televisa and its restricted subsidiaries prepared in accordance with Mexican GAAP and Televisa’s accounting policies as in effect on the closing date. Where calculations or amounts are determined with reference to reports filed with the Commission or the trustee, the information contained in such reports shall (solely for purposes of the indenture) be adjusted to the extent necessary to conform to Mexican GAAP as in effect on the closing date.
     “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of Televisa and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of Televisa and its Restricted Subsidiaries (excluding deposits and customer advances) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined in accordance with Mexican GAAP; provided that “Adjusted Consolidated Net Tangible Assets” shall be deemed to include transmission rights, programs and films, as determined in accordance with Mexican GAAP.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Attributable Debt” in respect of a Sale and Leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Mexican GAAP.
     “Board of Directors” means the Board of Directors of Televisa or the Executive Committee thereof, if duly authorized by the Board of Directors and under Mexican Law to act with respect to the indenture; provided, that for purposes of clause (ii) of the definition of Change of Control, the Board of Directors shall mean the entire Board of Directors then in office.
     “Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with Mexican GAAP and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.
     “Change of Control” means such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of Televisa representing more than 35% of the total voting power of the total Voting Stock of Televisa on a fully diluted basis and (A) such ownership is greater than the amount of voting power of the total Voting Stock, on a fully diluted basis, “beneficially owned” by the Existing Stockholders and their Affiliates on such date, (B) such beneficial owner has the right under applicable law to exercise the voting power of such shares and (C) such beneficial owner has the right to elect more directors than the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the closing date constitute the Board of Directors of Televisa (together with any new directors whose election by the Board of Directors or whose nomination for election by Televisa’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the closing date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.
     “Existing Stockholders” means (i) Emilio Azcárraga Jean, (ii) a parent, brother or sister of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).
     “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Televisa, acting in good faith and evidenced by a resolution delivered to the trustee.
     “Funded Indebtedness” of any Person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or assets in respect of which such Person is liable and all guarantees by such Person of any Indebtedness of others for borrowed money, and all Capitalized Lease Obligations of such Person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such Person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, “Funded Indebtedness” shall not include (1) any Indebtedness of Televisa or any Subsidiary to Televisa or another Subsidiary, (2) any guarantee by Televisa or any Subsidiary of Indebtedness of Televisa or another Subsidiary; provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Televisa or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Televisa or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with Mexican GAAP.
“Indebtedness” of any Person means:
     (1) any indebtedness of such Person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;
     (2) any guarantee by such Person of any indebtedness of others described in the preceding clause (1); and
     (3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.
“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.
“Material Subsidiary” means, at any relevant time, any Subsidiary that meets any of the following conditions:
     (1) Televisa’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Televisa and its Subsidiaries;
     (2) Televisa’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Televisa and its Subsidiaries;
     (3) Televisa’s and its other Subsidiaries’ proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Televisa and its Subsidiaries; or
     (4) Televisa’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Televisa and its Subsidiaries;
all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Televisa and its Subsidiaries.
     “Mexican GAAP” means, with respect to the notes, Financial Reporting Standards in Mexico and the accounting principles and policies of Televisa and its Restricted Subsidiaries, in each case in effect as of the date of the Twelfth Supplemental Indenture relating to the 6.0% Notes due 2018. All ratios and computations shall be computed in conformity with Mexican GAAP.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Principal Property” means, as of any date of determination, (a) any television production and/or network facility, television programming library, and, if applicable, any cable system and satellite television services facility, including land and buildings and other improvements thereon and equipment located therein, owned by Televisa or any Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Televisa or any Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Televisa and its Restricted Subsidiaries taken as a whole.

     “Restricted Subsidiary” means, as of any date of determination, a subsidiary which has been, or is then being, designated a Restricted Subsidiary in accordance with the “Designation of Restricted Subsidiaries” covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.
     “Sale and Leaseback Transactions” means any arrangement providing for the leasing to Televisa or a Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Televisa or such Subsidiary to the lessor.
     “Subsidiary” means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Televisa, (ii) Televisa and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Televisa.
     “Televisa” means Grupo Televisa, S.A.B., a limited liability public stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.
     “Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of Televisa that is not a Restricted Subsidiary.
     “Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Wholly Owned” means, with respect to any Restricted Subsidiary of any Person, such Restricted Subsidiary if all of the outstanding Capital Stock in such Restricted Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law and shares of Common Stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the Capital Stock of such Restricted Subsidiary) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.
Discharge, Defeasance and Covenant Defeasance
     Televisa may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing or causing to be deposited with the trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the holders in U.S. Dollars or Government Obligations, which is defined below, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.
     The indenture provides that, unless the provisions of the “Defeasance and Covenant Defeasance” section thereof are made inapplicable in respect of any series of senior debt securities of or within any series pursuant to the “Amount Unlimited; Issuable in Series” section thereof, Televisa may elect, at any time, either:
•	to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to the senior debt securities under the covenants described under “— Certain Covenants” and “— Merger and Consolidation” above or, if provided pursuant to the “Amount Unlimited; Issuable in Series” section of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities (“covenant defeasance”).

     Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Televisa with the trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, of (i) an amount in Dollars, in which such senior debt securities, together with all interest appertaining thereto, are then specified as payable at their stated maturity, or (ii) an amount of Government Obligations, which is defined below, applicable to such senior debt securities and the interest appertaining thereto, which through the scheduled payment of principal and interest in accordance with their terms will provide money, or a combination thereof in an amount, in any case, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.
     Such a trust may only be established if, among other things,
•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Televisa is a party or by which it is bound, and

•	Televisa has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Televisa, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.
     “Government Obligations” means securities which are:
•	direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the senior debt securities of a particular series are payable, for the payment of which the full faith and credit of the United States or such other government or governments is pledged; or

•	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;
and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt; provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.
     In the event Televisa effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the “Limitations on Liens” and “Limitation on Sale and Leaseback” covenants contained in the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the Foreign Currency in which the senior debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Televisa would remain liable to make payment of the amounts due at the time of acceleration.
Governing Law
     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

Submission to Jurisdiction; Agent for Service of Process
     We will submit to the jurisdiction of any federal or state court in the City of New York, Borough of Manhattan for purposes of all legal actions and proceedings instituted in connection with the notes, the indenture or the registration rights agreement. We expect to appoint CT Corporation System Inc., 111 Eighth Avenue, New York, New York 10011 as our authorized agent upon which service of process may be served in any such action.
Regarding the Trustee
     The trustee is permitted to engage in other transactions with Televisa and its subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.
     Televisa may at any time remove the trustee at its office or agency in the City of New York designated for the foregoing purposes and may from time to time rescind such designations.
No Personal Liability of Shareholders, Officers, Directors, or Employees
     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Televisa in such indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of Televisa or of any successor thereof.

TAXATION
     The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the new notes or exchange the old notes for the new notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.
     This summary is for general information only and is based on the tax laws of the United States and Mexico as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.
     Prospective purchasers of the new notes and beneficial owners of the old notes considering an exchange of the old notes for the new notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes, including the particular tax consequences to them in light of their particular investment circumstances.
United States/Mexico Tax Treaty
     A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the “U.S.-Mexico treaty”) are in effect. However, as discussed below under “— Federal Mexican Taxation”, as of the date of this prospectus, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.
     Mexico has also entered into, and is negotiating, several other tax treaties with various countries that also, as of the date of this prospectus, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus.
     United States Federal Income Taxation
     This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes and the exchange of the old notes for the new notes is limited to beneficial owners of the new notes and the old notes that:
•	are U.S. holders (as defined below); and

•	hold the old notes and/or will hold the new notes as capital assets.
     As used in this prospectus, a “U.S. holder” means a beneficial owner of the old notes or the new notes that is, for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”.
     This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	certain U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	persons having a “functional currency” other than the U.S. Dollar; and

•	persons that hold the old notes or will hold the new notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.
     If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the old notes or the new notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the old notes or the new notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes. Further, the discussion below does not address the effect of any U.S. federal tax laws other than the U.S. federal income tax laws (e.g., U.S. federal estate or gift tax laws) or any U.S. state or local tax laws on a beneficial owner of the old notes or the new notes. This discussion assumes that each beneficial owner of the new notes will comply with the certification procedures described in “Description of the New Notes — Certain Covenants — Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each beneficial owner of an old note considering an exchange of the old note for the new note should consult a tax advisor as to the particular tax consequences to it of the exchange and the ownership and disposition of the new note, including the applicability and effect of any U.S. federal tax laws other than the U.S. federal income tax laws, U.S. state, local and foreign tax laws.
     Exchange of Notes. The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.
     Interest and Additional Amounts. Interest on the new notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the new notes (as described in “Description of the New Notes — Certain Covenants — Additional Amounts”) will be taxable to a U.S. holder as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. The amount of income taxable to a U.S. holder will include the amount of all Mexican taxes that we withhold (as described below under “— Federal Mexican Taxation”) from these payments made on the new notes. Thus, a U.S. holder will have to report income in an amount that is greater than the amount of cash it receives from these payments on its new note. For purposes of the following discussion, references to interest include Additional Amounts.
     A U.S. holder may, subject to certain limitations, be eligible to claim any Mexican income taxes withheld from interest payments as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though we will remit these Mexican withholding tax payments. Interest and Additional Amounts paid on the new notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income”, for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the rules relating to the availability of deductions, are complex and their application depends upon a U.S. holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the new notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.
     Market Discount and Bond Premium. If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the new note or old note, as the case may be.
     Under the market discount rules of the U.S. Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the new note (and the old note for which the new note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.
     If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the new note, the U.S. holder will be considered to have purchased the new note (or old note) with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of a new note to elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the new note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the new note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the new note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the new note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the new note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the new notes.
     A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on a new note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.
     Dispositions of the Notes. Except as discussed above, under “—Exchange of Notes” and unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the new note. A U.S. holder’s adjusted tax basis in a new note generally will be its cost for the new note (or, in the case of a new note exchanged for an old note in the exchange offer, the tax basis of the old note, as discussed above under “— Exchange of Notes”), increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note.
     Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a new note generally will be capital gain or loss, except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the new note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of a new note received in exchange for an old note in the exchange offer, the period of time that the old note was held). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes. Therefore, if any such gain is subject to Mexican income tax, a U.S. holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the new notes.
     Backup Withholding and Certain Reporting Requirements. In general, “backup withholding” may apply to payments of principal and interest made on a new note, and to the proceeds of a disposition of a new note before maturity within the United States, that are made to a non-corporate beneficial owner of the new notes if that beneficial owner fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.
     Non-U.S. Holders. For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the new notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:
•	interest and Additional Amounts received in respect of the new notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the new notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
     Federal Mexican Taxation
     The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.
     The following is a general summary of the principal consequences, under the Mexican Income Tax Law, Federal Tax Code and rules as currently in effect (collectively, the “Mexican Income Tax Laws”), all of which are subject to change or interpretation, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the notes by a foreign holder that acquires the notes in this offering at the price at which the notes are sold in this offering. As used in this prospectus, a “foreign holder” means a beneficial owner of the notes that:
•	is not a resident of Mexico for tax purposes;

•	does not hold the notes or a beneficial interest in the notes in connection with the conduct of a trade or business through a permanent establishment in Mexico; and

•	is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually (each a “Related Party”), that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the notes.
     For these purposes, persons will be related if:
•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.
     According to the Mexican Income Tax Laws:
•	an individual is a Mexican tax resident if the individual has established his permanent home in Mexico. When an individual, in addition to his permanent home in Mexico, has a permanent home in another country, the individual will be a Mexican tax resident if his center of vital interests is located in Mexico. This will be deemed to occur if, among other circumstances, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual’s center of professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which her/his income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident;

•	a legal entity is considered a Mexican tax resident if it maintains the main administration of its head office, business or the effective location of its management in Mexico;

•	a foreign person with a permanent establishment in Mexico will be required to pay taxes in Mexico in accordance with the Mexican Income Tax Law for all income attributable to such permanent establishment; and

•	a foreign person without a permanent establishment in Mexico will be required to pay taxes in Mexico in respect of revenues proceeding from sources of wealth located in national territory.
     Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.
     Interest and Principal. Payments of interest on the notes (including payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:
•	the notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

•	regarding the notes, as expected, the notice referred to in the second paragraph of Article 7 of the Securities Market Law is filed with the National Banking and Securities Commission, and a copy of that notice is provided to the Mexican Ministry of Finance and Public Credit;

•	we timely file with the Mexican Ministry of Finance and Public Credit 15 days after placement of the notes according to this prospectus, certain information relating to the issuance of the notes and this prospectus; and

•	we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing (a) the amount and the payment date of interest, and (b) that no Related Party jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.
     We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican income tax from interest payments on the notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher, if certain other requirements are not complied with.
     As of the date of this prospectus, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the notes at the 4.9% rate.
     Foreign holders residing in the United States should nonetheless be aware that Mexico presently has a treaty for the avoidance of double taxation with the United States. Under the U.S.-Mexico treaty, the Mexican withholding tax rate applicable to interest payments made to U.S. holders which are eligible for benefits under the U.S.-Mexico treaty will be limited to either:
•	15% generally; or

•	4.9% in the event that the notes are considered to be “regularly and substantially traded on a recognized securities market”.
     Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for the avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican Income Tax Law provides that in order for a foreign holder to be entitled to the benefits under a treaty entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the Mexican Income Tax Law.
     Holders or beneficial owners of the notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the New Notes — Certain Covenants — Additional Amounts”.
     Under the Mexican Income Tax Law, payments of interest made by us with respect to the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:
•	is the effective beneficiary of each interest payment;

•	is duly organized under the laws of its country of origin;

•	is exempt from income tax in that country in respect of such interest payment; and

•	is registered with the Mexican Ministry of Finance and Public Credit for that purpose.
     We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes to foreign holders of the notes. See “Description of the New Notes — Certain Covenants — Additional Amounts”.
     Under the Mexican Income Tax Law, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the notes made by us (except for payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest subject to the Mexican withholding taxes described above).
     Dispositions. Under the Mexican Income Tax Law, gains resulting from the sale of the notes by a foreign holder to a Mexican resident or permanent establishment of a foreign holder, or by the sale of a permanent establishment of a foreign holder, will be treated as interest and therefore will be subject to the Mexican withholding tax rules described above.
     Other Taxes. A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the notes, nor will it be liable for Mexican stamp, registration or similar taxes.

European Union Directive on the Taxation of Savings Income
     The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments obliges a Member State of the European Union, or Member State, to provide to the tax authorities of another Member State details of payments of interest and other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 percent. This transitional period commenced on July 1, 2005 and will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relation to such payments.
     Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non-corporate residents of those territories.
     If a payment were to be made or collected through a Member State (or such a non-European Union country or territory) which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay additional amounts to the holders of the new notes or to otherwise compensate the holders of the new notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax.

PLAN OF DISTRIBUTION
     The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.
     Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer or participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on their resale of new notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek approval for quotation through any automated quotation system, except that application has been made to list the new notes on the Luxembourg Stock Exchange. We have been advised by the placement agents of the old notes that following completion of this exchange offer, these placement agents intend to make a market in the new notes. However, they are not obligated to do so and any market-making activities with respect to the new notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican and U.S. currency and economic developments could cause the market prices of the new notes to fluctuate substantially.
     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

GENERAL INFORMATION
Clearing Systems
     The new notes have been accepted for clearance through Euroclear and Clearstream Banking. In addition, the new notes have been accepted for trading in book-entry form by DTC. The ISIN number for the new notes is US 40049JAX54  and the CUSIP number is 40049JAX5.
Listing
     Application will be made to list the new notes on the Luxembourg Stock Exchange. In connection with the application to list notes on the Luxembourg Stock Exchange, a legal notice relating to the issuance of the notes and a copy of the bylaws (estatutos sociales) of Televisa will be available at the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg) where such documents may be examined or copies obtained. Copies of the estatutos sociales of Televisa in English, the indenture, as may be amended or supplemented from time to time, any published annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Televisa will be available at the principal office of Televisa, at the offices of the trustee, the offices of the Luxembourg listing agent, at no cost, and at the addresses of the paying agents set forth on the back cover of this prospectus. Televisa does not make publicly available annual or quarterly non-consolidated financial statements. Televisa will maintain a paying and transfer agent in Luxembourg for so long as any old notes or new notes are listed on the Luxembourg Stock Exchange.
Authorization
     We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by resolutions of the Board of Directors of Televisa passed on February 21, 2008.
No Material Adverse Change
     Except as disclosed in this prospectus (or in the documents incorporated herein by reference), there has been no material adverse change in the financial position or prospects of Televisa and its subsidiaries taken as a whole since December 31, 2007.
Litigation
     Except as disclosed in “Item 10 — Additional Information — Legal Proceedings” included in the 2007 Form 20-F, Televisa is not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus a material adverse effect on the financial position of Televisa and its subsidiaries taken as a whole.

AVAILABLE INFORMATION
     We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. If you would like to request these documents from us, please do so by                     , 2008, to receive them before the expiration date.
     Televisa is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Televisa with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov.
     We will make available to the holders of the notes, at the corporate trust office of The Bank of New York Mellon, the trustee under the indenture and supplemental indenture governing the notes, at no cost, copies, in physical form, of the indenture and the supplemental indenture as well as our annual report on Form 20-F in English, including a review of our operations, and annual audited consolidated financial statements prepared in conformity with Mexican FRS, together with a reconciliation of operating income, net income and total stockholders’ equity to U.S. GAAP as well as a copy of this prospectus and our articles of association (estatutos sociales). We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican FRS.
LEGAL MATTERS
     Some legal matters relating to the validity of the notes will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Televisa’s Mexican and U.S. counsel, respectively. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.
     Alfonso de Angoitia Noriega, one of our directors, Executive Vice President and Member of the Executive Office of the Chairman and Member of the Executive Committee of Televisa, is a partner on leave of absence from Mijares, Angoitia, Cortés y Fuentes, S.C. and Ricardo Maldonado Yáñez, Secretary of the Board and Secretary of the Executive Committee of Grupo Televisa, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F of Grupo Televisa, S.A.B. for the year ended December 31, 2007, have been so incorporated in reliance of the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of such firm as an expert in auditing and accounting. PricewaterhouseCoopers, S.C. is a member of the Mexican Institute of Public Accountants (Insituto Mexicano de Contadores Públicos, A.C.).

GRUPO TELEVISA, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe
01210 México, D.F., México
EXCHANGE AGENT,
TRUSTEE, REGISTRAR,
PAYING AGENT
AND TRANSFER AGENT
The Bank of New York Mellon
101 Barclay Street, Floor 7-E
New York, New York 10286
Attn: Corporate Trust Operations — Reorganization Unit
U.S.A.

LUXEMBOURG PAYING AGENT AND TRANSFER AGENT	LUXEMBOURG LISTING AGENT
The Bank of New York (Luxembourg) S.A.	The Bank of New York (Luxembourg) S.A.
Aerogulf Center	Aerogulf Center
1A Hoehenhof	1A Hoehenhof
L-1736 Senningerberg, Luxembourg	L-1736 Senningerberg, Luxembourg
LEGAL ADVISERS TO GRUPO TELEVISA, S.A.B.

As to United States Law:	As to Mexican Law:
Fried, Frank, Harris, Shriver & Jacobson LLP	Mijares, Angoitia, Cortés y Fuentes, S.C.
One New York Plaza	Montes Urales 505, Piso 3
New York, New York 10004	Colonia Lomas de Chapultepec
U.S.A.	11000 México, D.F., México
AUDITORS OF GRUPO TELEVISA, S.A.B.
PricewaterhouseCoopers, S.C.
Mariano Escobedo 573
Colonia Rincón del Bosque
11580 México, D.F., México

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
          Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Registrant has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement on Form F-4, as amended. The Registrant has also entered into indemnification agreements with certain of its officers and directors. Such indemnification agreements provide for the Registrant to indemnify and advance expenses to any officer and/or director a party thereto to the fullest extent permitted by applicable law.
Item 21. Exhibits and Financial Statement Schedules
EXHIBIT INDEX

Exhibit
Number		Description

3.1	—	English translation of Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, dated as of April 30, 2008 (previously filed with the Securities and Exchange Commission as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 (the “2007 Form 20-F”), and incorporated herein by reference).

4.1	—	Indenture relating to Senior Debt Securities, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York, as Trustee, as amended or supplemented from time to time (previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 (File number 333-12738), as amended (the “2000 Form F-4”), and incorporated herein by reference).

4.2	—	First Supplemental Indenture relating to the 8 5/8% Senior Notes due 2005, dated as of August 8, 2000, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to the 2000 Form F-4 and incorporated herein by reference).

4.3	—	Second Supplemental Indenture relating to the 8 5/8% Senior Exchange Notes due 2005, dated as of January 19, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to the 2000 Form F-4 and incorporated herein by reference).

4.4	—	Third Supplemental Indenture relating to the 8% Senior Notes due 2011, dated as of September 13, 2001, between the Registrant, as Issuer, and The Bank of New York and Banque Internationale à Luxembourg, S.A. (previously filed with the Securities and Exchange Commission as Exhibit 4.4 to the Registrant’s Registration Statement on Form F-4 (File number 333-14200) (the “2001 Form F-4”) and incorporated herein by reference).

Exhibit
Number		Description

4.5	—	Fourth Supplemental Indenture relating to the 8.5% Senior Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to the Registrant’s Registration Statement on Form F-4 (File number 333-90342) (the “2002 Form F-4”) and incorporated herein by reference).

4.6	—	Fifth Supplemental Indenture relating to the 8% Senior Exchange Notes due 2011 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, S.A (previously filed with the Securities and Exchange Commission as Exhibit 4.6 to the 2002 Form F-4 and incorporated herein by reference).

4.7	—	Sixth Supplemental Indenture relating to the 8.5% Senior Exchange Notes due 2032 between the Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg (previously filed with the Securities and Exchange Commission as Exhibit 4.7 to the 2002 Form F-4 and incorporated herein by reference).

4.8	—	Seventh Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated March 18, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2004 (the “2004 Form 20-F”) and incorporated herein by reference).

4.9	—	Eighth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, and The Bank of New York and Dexia Banque Internationale à Luxembourg, dated May 26, 2005 (being concurrently filed with the Securities and Exchange Commission as Exhibit 2.9 to the 2004 Form 20-F and incorporated herein by reference).

4.10	—	Ninth Supplemental Indenture relating to the 6 5/8% Senior Notes due 2025 between Registrant, as Issuer, The Bank of New York and Dexia Banque Internationale à Luxembourg, dated September 6, 2005 (previously filed with the Securities and Exchange Commission as Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005 (the “2005 Form 20-F”) and incorporated herein by reference).

4.11	—	Tenth Supplemental Indenture related to the 8.49% Senior Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as of May 9, 2007 (previously filed with the Securities and Exchange Commission as Exhibit 2.9 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 (the “2006 Form 20-F”), and incorporated herein by reference).

4.12	—	Eleventh Supplemental Indenture relating to the 8.49% Senior Exchange Notes due 2037 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as August 24, 2007 (previously filed with the Securities and Exchange Commission as Exhibit 4.12 to the Registrant’s Registration Statement on Form F-4 (File number 333-144460), as amended (the “2007 Form F-4”), and incorporated herein by reference).

Exhibit
Number		Description

4.13	—	Twelfth Supplemental Indenture relating to the 6.0% Senior Notes due 2018 between Registrant, as Issuer, The Bank of New York and The Bank of New York (Luxembourg) S.A., dated as of May 12, 2008 (previously filed with the Securities and Exchange Commission as Exhibit 2.11 to the 2007 Form 20-F and incorporated herein by reference).

4.14	—	Form of Thirteenth Supplemental Indenture relating to the 6.0% Senior Exchange Notes due 2018 between Registrant, as Issuer, The Bank of New York Mellon and The Bank of New York (Luxembourg) S.A., dated as , 2008.

4.15	—	Form of 6.0% Senior Exchange Note (included in Exhibit 4.14).

4.16	—	Deposit Agreement between the Registrant, The Bank of New York, as depositary and all holders and beneficial owners of the Global Depositary Shares, evidenced by Global Depositary Receipts (previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form F-6 (File number 333-146130) (the “Form F-6”) and incorporated herein by reference).

4.17	—	Registration Rights Agreement, dated as of May 12, 2008, among the Registrant and HSBC Securities (USA) Inc. and JP Morgan Securities Inc.

5.1	—	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

5.2	—	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

12.1	—	Computation of Ratio of Earnings to Fixed Charges.

21.1	—	List of Subsidiaries of Registrant (previously filed with the Securities and Exchange Commission as Exhibit 8.1 to the 2007 Form 20-F and incorporated herein by reference).

23.1	—	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of its opinion filed as Exhibit 5.1).

23.2	—	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included as part of its opinion filed as Exhibit 5.2).

23.3	—	Consent of PricewaterhouseCoopers, S.C., independent public accountants.

25.1	—	Statement of Eligibility of Trustee on Form T-1.

99.1	—	Form of Letter of Transmittal for 6.0% Senior Exchange Notes due 2018.

99.2	—	Form of Notice of Guaranteed Delivery for 6.0% Senior Notes due 2018.

99.3	—	Form of Letter to Registered Holders and/or Participants of the Book-Entry Transfer Facility.

99.4	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Exhibit
Number		Description

99.5	—	Form of Letter to Clients.

99.6	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1).
          All financial statement schedules relating to the Registrant are omitted because they are not required or because the required information, if material, is contained in the audited year-end financial statements or notes thereto.

Item 22. Undertakings
          The undersigned Registrant hereby undertakes:
(1)	that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4)	to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(6)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(8)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (8) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on July 8, 2008.

GRUPO TELEVISA, S.A.B
By:	/s/ Salvi Rafael Folch Viadero
	Name:	Salvi Rafael Folch Viadero
	Title:	Chief Financial Officer

By:	/s/ Jorge Lutteroth Echegoyen
	Name:	Jorge Lutteroth Echegoyen
	Title:	Vice President and Controller

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Salvi Rafael Folch Viadero and Jorge Lutteroth Echegoyen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-4, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

/s/ Emilio Fernando Azcárraga Jean Emilio Fernando Azcárraga Jean	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Alfonso de Angoitia Noriega Alfonso de Angoitia Noriega	Director

/s/ María Asunción Aramburuzabala Larregui María Asunción Aramburuzabala Larregui	Director

/s/ Pedro Aspe Armella Pedro Aspe Armella	Director

Signature	Title

/s/ Julio Barba Hurtado Julio Barba Hurtado	Director

/s/ José Antonio Bastón Patiño José Antonio Bastón Patiño	Director

/s/ Alberto Bailleres González Alberto Bailleres González	Director

/s/ Manuel Jorge Cutillas Covani Manuel Jorge Cutillas Covani	Director

/s/ José Antonio Fernández Carbajal José Antonio Fernández Carbajal	Director

/s/ Carlos Fernández González Carlos Fernández González	Director

/s/ Salvi Rafael Folch Viadero Salvi Rafael Folch Viadero	Chief Financial Officer (Principal Financial Officer)

Bernardo Gómez Martínez	Director

/s/ Claudio X. González Laporte Claudio X. González Laporte	Director

Signature	Title

Roberto Hernández Ramírez	Director

Enrique Krauze Kleinbort	Director

Germán Larrea Mota Velasco	Director

/s/ Jorge Lutteroth Echegoyen Jorge Lutteroth Echegoyen	Controller (Principal Accounting Officer)

/s/ Gilberto Pérezalonso Cifuentes Gilberto Pérezalonso Cifuentes	Director

/s/ Alejandro Quintero Iñiguez Alejandro Quintero Iñiguez	Director

/s/ Fernando Senderos Mestre Fernando Senderos Mestre	Director

Enrique Francisco Senior Hernández	Director

/s/ Lorenzo H. Zambrano Treviño Lorenzo H. Zambrano Treviño	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE
          Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Grupo Televisa, S.A., has signed this Registration Statement on Form F-4 in the City of Newark, State of Delaware on July 8, 2008.

Signature	Title

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States